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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

Calgon Carbon Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CALGON CARBON CORPORATION        3000 GSK DRIVE        MOON TOWNSHIP, PA 15108

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation (the "Company") at 1:00 p.m., Eastern Time, on Tuesday, May 5, 2015 at the principal executive office of the Company, located at 3000 GSK Drive, Moon Township, Pennsylvania 15108.

Information about the business to be considered and voted upon at the meeting and the nominees for election as Directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to: (i) elect three Directors, (ii) ratify the appointment of the independent registered public accounting firm for 2015, and (iii) vote on an advisory basis on executive compensation (which vote shall be non-binding).

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Very truly yours,

Randall S. Dearth
Chairman of the Board, President and Chief Executive Officer
March 19, 2015

CALGON CARBON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation (the "Company") will be held at the principal executive office of the Company, located at 3000 GSK Drive, Moon Township, Pennsylvania 15108, on Tuesday, May 5, 2015 at 1:00 p.m., Eastern Time, for the following purposes:

  (1)
  To elect three Directors (Proposal 1);

  (2)
  To ratify the appointment of the independent registered public accounting firm of the Company for 2015 (Proposal 2);

  (3)
  To vote on an advisory basis on executive compensation (which vote shall be non-binding) (Proposal 3); and

  (4)
  To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered and voted upon at the meeting.

Holders of record of the Company's common stock, par value $0.01 per share, as of the close of business on March 11, 2015 are entitled to notice of, and to vote at, the meeting and/or postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Stockholders' Meeting. The Company is mailing to many of its stockholders a Notice of Internet Availability of Proxy Materials, rather than mailing a full paper set of the materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company's proxy materials on the Internet, as well as instructions on obtaining a paper copy. All stockholders who do not receive such a Notice of Internet Availability of Proxy Materials, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce the Company's costs to print and distribute its proxy materials.

Voting by the Internet or telephone is fast and convenient, and each vote is immediately confirmed and tabulated. If a stockholder receives a paper copy of the proxy materials, the stockholder may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone the stockholders can help the Company reduce postage and proxy tabulation costs.

Richard D. Rose Senior Vice President, General Counsel and Secretary
March 19, 2015

CALGON CARBON CORPORATION

PROXY STATEMENT

CALGON CARBON CORPORATION

PROXY STATEMENT

Annual Meeting of Stockholders

May 5, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting
to be held on May 5, 2015

The 2015 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2014 are available for viewing and to vote by Internet at www.investorvote.com/CAC.

The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Calgon Carbon Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time, on Tuesday, May 5, 2015 at the principal executive office of the Company, located at 3000 GSK Drive, Moon Township, Pennsylvania 15108 and any postponements or adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The accompanying proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement. If, however, you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as "broker non-votes." Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on "non-routine" proposals, such as the election of Directors and executive compensation matters, although they may vote their clients' shares on "routine" proposals, such as the ratification of the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

It is expected that the Notice of Internet Availability of Proxy Materials will first be mailed to stockholders, and that this Proxy Statement and the accompanying form of proxy will first be available to stockholders, on or about March 19, 2015. The Company's Annual Report to Stockholders for 2014 will also be available on or about March 19, 2015, but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies in person or by mail, telephone, and/or electronic means. The Company may hire a proxy solicitation firm or may request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and the 2014 Annual Report to Stockholders to beneficial owners of the stock held in their names, and the Company would reimburse them for reasonable out-of-pocket expenses incurred in doing so.

VOTING SECURITIES AND RECORD DATE

Holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), of record as of the close of business on March 11, 2015 are entitled to receive notice of and to vote at the meeting and any postponements or adjournments thereof. At the record date, the Company had outstanding 52,851,932 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table shows the number of shares of Common Stock beneficially owned as of March 3, 2015 by (i) each Director of the Company, (ii) each nominee for Director, (iii) the named executive officers of the Company in the Summary Compensation Table (Randall S. Dearth, Stevan R. Schott, Robert P. O'Brien, Richard D. Rose, and James A. Coccagno), and (iv) by all current Directors and executive officers of the Company as a group. The Company has stock ownership guidelines for its executive officers which are described under "Stock Ownership Policy" on page 26 of this Proxy Statement. Unless otherwise indicated in the footnotes to the table, each person named and all Directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, and/or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of March 3, 2015.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class
J. Rich Alexander	14,211	*
William J. Lyons(2)	49,459	*
Louis S. Massimo	27,187	*
William R. Newlin(3)	238,042	*
John J. Paro	6,019	*
Julie S. Roberts(2)	67,728	*
Timothy G. Rupert	54,662	*
Donald C. Templin(2)	15,187	*
Randall S. Dearth(2)	180,224	*
Stevan R. Schott	58,379	*
Robert P. O'Brien(4)	170,822	*
Richard D. Rose(2)(5)	49,958	*
James A. Coccagno	8,536	*
All current Directors and executive officers as a group (13 persons)(2)(3)(4)(5)	940,414	1.77%

*
Less than 1%.

(1)
Includes (i) options for 13,295 shares in the case of Ms. Roberts, 13,295 shares in the case of Mr. Rupert and 16,051 shares in the case of Mr. Newlin, granted under the Company's 1993 Non-Employee Directors' Stock Option Plan; (ii) 7,329 shares of restricted stock in the case of each of Messrs. Alexander, Lyons, Newlin and Rupert and Ms. Roberts, 5,901 shares of restricted stock in the case of each of Messrs. Massimo and Templin, and 5,122 shares of restricted stock in the case of Mr. Paro; (iii) 109,095 shares underlying unexercised options and 46,154 time-vesting restricted shares in the case of Mr. Dearth; 32,052 shares underlying unexercised options and 9,401 time-vesting restricted shares in the case of Mr. Schott; 29,912 shares underlying unexercised options and 12,248 time-vesting restricted shares in the case of Mr. O'Brien; 22,680 shares underlying unexercised options and 6,606 time-vesting restricted shares in the case of Mr. Rose; and 4,213 shares underlying unexercised options and 3,357 time-vesting restricted shares in the case of Mr. Coccagno, granted under the Company's stock plans; and (iv) 240,593 shares underlying unexercised options and 131,335 time-vesting restricted shares in the case of all current Directors and executive officers as a group, in each case granted under the aforementioned plans. The "percent of class" set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(2)
Includes 42,130 shares as to which Mr. Lyons shares voting and investment power with his wife; 47,104 shares as to which Ms. Roberts shares voting and investment power with her husband; 9,286 shares as to which Mr. Templin shares voting and investment power with his wife; 24,975 shares as to which Mr. Dearth shares voting and investment power with his wife; and 1,000 shares as to which Mr. Rose shares voting and investment power with his wife.

(3)
Includes 43,708 shares held indirectly by Mr. Newlin through a retirement plan, 3,500 shares held indirectly by Mr. Newlin through a grantor trust, and 77,100 shares pledged by Mr. Newlin as collateral for a business loan.

(4)
Includes 6,930 shares held by Mr. O'Brien under the Company's defined contribution plan.

(5)
Includes 1,500 shares held indirectly by Mr. Rose in an IRA.

Other Beneficial Owners

The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of our outstanding Common Stock based on information that was available to the Company as of March 3, 2015.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
Shapiro Capital Management LLC ("Shapiro") 3060 Peachtree Road, Suite 1555 N.W. Atlanta, Georgia 30305	4,764,676	8.95%

Samuel R. Shapiro

The foregoing information is taken from a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 13, 2015 by Shapiro and Samuel R. Shapiro, the chairman, a director and majority shareholder of Shapiro. The filing states that Shapiro has sole voting power with respect to 4,242,926 shares, shared voting power with respect to 521,750 shares and sole dispositive power with respect to all 4,764,676 shares. According to the Schedule 13G, Mr. Shapiro, by virtue of his position with Shapiro, exercises dispositive power over all of the shares and therefore may be deemed to be the beneficial owner of such shares.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
BlackRock, Inc. ("BlackRock") 55 East 52nd Street New York, NY 10022	4,741,920	8.9%

The foregoing information is taken from a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock and its subsidiaries. The filing states that BlackRock has sole voting power with respect to 4,629,913 shares and sole dispositive power with respect to all 4,741,920 shares.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
The Vanguard Group, Inc. ("Vanguard") 100 Vanguard Blvd. Malvern, PA 19355	3,749,379	7.04%

Vanguard Fiduciary Trust Company
Vanguard Investments Australia, Ltd.

The foregoing information is taken from a Schedule 13G/A filed with the SEC on February 10, 2015 by Vanguard and its subsidiaries. The filing states that Vanguard has sole voting power with respect to 74,740 shares, sole dispositive power with respect to 3,679,139 shares and shared dispositive power with respect to 70,240 shares. According to the Schedule 13G/A, Vanguard Fiduciary Trust Company, a subsidiary of Vanguard, is the beneficial owner of 70,240 shares, as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a subsidiary of Vanguard, is the beneficial owner of 4,500 shares, as a result of its serving as investment manager of Australian investment offerings.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
RHJ International SA ("RHJ") Avenue Louise 326 1050 Brussels, Belgium	3,259,770	6.1%

Kleinwort Benson Group Limited
Kleinwort Benson Investors Dublin Limited

The foregoing information is taken from a Schedule 13G/A filed with the SEC on February 13, 2015 by RHJ and its subsidiaries. The filing states that each of RHJ, Kleinwort Benson Group Limited and Kleinwort Benson Investors Dublin Limited have shared voting power and shared dispositive power with respect to all 3,259,770 shares.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

As provided by the laws of the State of Delaware, the Company's state of incorporation, the business and affairs of the Company are overseen by the Company's Board of Directors (the "Board"). In accordance with Delaware law, the Board has established three standing committees to which it has delegated certain of its responsibilities: (i) the Compensation Committee, (ii) the Audit Committee and (iii) the Governance Committee. A current copy of each committee's charter is available to stockholders at the Company's website at www.calgoncarbon.com.

Compensation Committee.    The Compensation Committee currently consists of three directors: Messrs. Alexander (Chairperson) and Massimo, and Ms. Roberts. Our Board has affirmatively determined that each member of the Compensation Committee is "independent" under the listing standards of the New York Stock Exchange ("NYSE") regarding independence and qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code, as amended. The duties and responsibilities of the Compensation Committee are set forth in its written charter. The Compensation Committee is responsible for determining and implementing the Company's general policies with respect to the compensation of its executive officers. The Compensation Committee determines the base salary payable to each executive officer, as well as the short-term cash incentive, if any, payable to each executive officer, and to certain key employees, pursuant to the Company's incentive compensation plans or otherwise. The Compensation Committee's other duties include evaluating the post-service arrangements with the executive officers; approving the report on executive compensation to be included in the Company's annual proxy statement; reviewing and discussing with management the Compensation Discussion and Analysis to be included in the Company's annual proxy statement; and the creation, amendment and termination of certain employee benefit plans. The Compensation Committee also administers the Company's Amended and Restated 2008 Equity Incentive Plan, has the authority to make long-term incentive awards thereunder to all eligible employees and is responsible for evaluating whether the executives have met their applicable performance levels thereunder, to the extent applicable. Other matters related to the compensation of executive officers and key employees, such as the terms of employment contracts and certain employee benefits, are also reviewed by the Compensation Committee.

Subject to the restrictions set forth in its charter and applicable law, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. In addition, the Compensation Committee may delegate to Company officers or a committee of employees any of its responsibilities with respect to non-equity based plans including, but not limited to, plans created pursuant to the Employee Retirement Income Security Act of 1974 and employment practices created consistent with the various state laws.

The Compensation Committee directly engages an outside compensation consultant, Pay Governance LLC ("Pay Governance"), to provide advice and recommendations on the amount and form of executive and director compensation. The compensation consultants from Pay Governance report directly to the Compensation Committee. The Compensation Committee has determined that Pay Governance is independent from the Company and its management. The Compensation Committee's decision to hire Pay Governance was not made or recommended by Company management.

Audit Committee.    The Audit Committee currently consists of three directors: Messrs. Lyons (Chairperson), Paro and Templin. Our Board has affirmatively determined that each member of the Audit Committee is "independent" under the listing standards of the NYSE regarding independence and the heightened independence standards adopted by the SEC for audit committees. The Board has also determined that each member of the Audit Committee is financially literate. Additionally, Messrs. Lyons, Paro and Templin have each been designated by the Board as the Audit Committee's "financial experts," as required by the Sarbanes-Oxley Act of 2002 and the SEC regulations promulgated thereunder.

The Audit Committee assists the Board in overseeing the Company's financial reporting processes. The duties and responsibilities of the Audit Committee are set forth in its written charter. The Audit

Committee's duties and responsibilities include making annual recommendations to the Board regarding the selection (subject to stockholder ratification) of our independent registered public accounting firm; approving the audit and non-audit fees and services of our independent registered public accounting firm; determining the independence of the independent registered public accounting firm; reviewing annually the report of the independent registered public accounting firm; reviewing annually the scope of the independent registered public accounting firm's audit; meeting periodically with the independent registered public accounting firm and management; reviewing the Company's systems of internal accounting and financial controls and disclosure controls and procedures, and determining whether they are functioning adequately and reliably; assessing the performance and scope of internal audit services; reviewing and discussing with management the audited annual and quarterly financial statements of the Company and the Company's SEC filings; reviewing and discussing with management the form and content of the notes to the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Annual Report on Form 10-K; receiving and reviewing reports from management regarding compliance with corporate policies dealing with business conduct; reviewing business expense reporting; reviewing the Company's contingency plans in the event of a failure of its information technology systems; investigating and reporting to the Board as to any alleged breach of law or of the Company's internal policies which is brought to its attention; reviewing the audit reports of the Company's benefit plans; preparing the Audit Committee's report for inclusion in the Company's annual proxy statement; establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof; and overseeing the Risk Management Committee, which is more fully described below under "Board's Leadership Structure and Role in Risk Management." Each year, the Audit Committee evaluates the performance of the independent registered public accounting firm and recommends to the Board the retention or, if appropriate, replacement of the independent registered public accounting firm. The Audit Committee also carries out other assignments given to it from time to time by the Board.

Governance Committee.    The Governance Committee currently consists of three directors: Ms. Roberts (Chairperson) and Messrs. Alexander and Newlin. Our Board has affirmatively determined that each member of the Governance Committee is "independent" under the listing standards of the NYSE regarding independence. The duties and responsibilities of the Governance Committee are set forth in its written charter. The Governance Committee is responsible for the functioning of the Board and its committees, with the goal of causing the Board and its committees to satisfactorily address the major issues related to the performance and well-being of the Company. Among the duties of the Governance Committee is to review the size and composition of the Board and to make recommendations with respect to nominations for election or appointment of Directors and the fees, including cash and equity, to be paid to Directors. The Governance Committee also administers the Company's 2008 Amended and Restated Equity Incentive Plan as it applies to awards to non-employee Directors, and has the authority to make long-term incentive awards thereunder to non-employee Directors. The Governance Committee periodically reviews the Company's policies on Director tenure. Currently, the Company does not have term limits or a mandatory retirement policy for Directors; instead, the Governance Committee has determined that all Directors should be periodically reviewed on a case by case basis. The Governance Committee also periodically reviews legislative and regulatory issues affecting the Company as well as public interest issues identified by management as likely to affect the Company.

In making its recommendations with respect to potential director nominees, the Governance Committee considers, among other things, the following qualifications which are set forth in our Corporate Governance Guidelines—the nominee's business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company. The Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities. The Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying nominees for Director.

The Governance Committee will principally solicit suggestions from current Directors to identify potential candidates for Director, using the criteria described above. The Governance Committee may also employ the assistance of a search firm. The Governance Committee will consider nominees recommended by stockholders and it will evaluate stockholder nominees on the same basis as all other nominees. Section 1.08 of our by-laws describes the process by which stockholders may submit director nominations. The Governance Committee will consider stockholder-recommended nominees with the same weight as others.

Procedures for Submitting Stockholder Nominees for the Board of Directors

The procedures for a stockholder to nominate a director include the following:

  •
  The stockholder must have given timely written notice, in proper form, to the Secretary of the Company including, without limitation, the stockholder's name and address. To be timely, the notice must have been received no earlier than 120 days prior to and no later than 60 days prior to the anniversary of the preceding year's proxy statement for the annual meeting held in the previous year.

  •
  The notice must set forth the name and address of the stockholder making the nomination (or of the beneficial owner on whose behalf the nomination is being made) and the class and number of shares of the Company beneficially owned by such person.

  •
  The notice must set forth in reasonable detail information concerning the nominee and must include all information relating to a nominee that would be required to be disclosed in a proxy statement or other filings.

  •
  The notice must include a representation that the stockholder making the nomination intends to appear in person or by proxy at the meeting to present the nomination.

  •
  The notice must include the consent of the nominee to serve as a director of the Company if elected.

Director Resignation Policy

Our Corporate Governance Guidelines include a requirement that in an uncontested election of Directors, any director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Governance Committee. The Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation and disclose its decision-making process in a Form 8-K filed with the SEC. In contested elections, the required vote for director elections would be a plurality of votes cast.

Board and Committee Meetings

During 2014, the Compensation Committee held four regular meetings and two special telephonic meetings, the Governance Committee held three regular meetings and executed one written consent in lieu of a meeting, and the Audit Committee held five regular meetings and one special telephonic meeting. The Board held five regular meetings, three special telephonic meetings and executed two written consents in lieu of a meeting during 2014. All of the Company's directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a Director and (2) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served as a Director.

The Corporate Governance Guidelines of the Company state that all Directors are expected to attend each Annual Meeting of Stockholders, as well as Board and applicable committee meetings, except in unavoidable circumstances. All nine Directors who were members of the Board at the time attended the 2014 Annual Meeting of Stockholders.

Board's Leadership Structure and Role in Risk Management

Mr. Dearth serves as both Chairman of the Board and Chief Executive Officer. Mr. Rupert has been appointed by the Board as an independent Lead Director. Mr. Rupert's career experience as a chief executive officer of a publically traded company and his history on the Board gives him important insight into the complexity of the Company's operations. The Board believes that Mr. Rupert serves as a strong advocate for the Company's stockholders. The Company's Corporate Governance Guidelines specify that the Lead Director shall preside over the executive sessions of the independent directors. By practice, the Lead Director, among other things, also serves as the liaison between the independent directors and the Chairman of the Board. The Lead Director reviews the agendas before each Board meeting and provides input thereon to the Chairman. The Lead Director periodically reviews and proposes revisions to the Board's procedures and advises committee chairs in fulfilling their designated roles including avoiding conflict between committees concerning their roles. The Lead Director communicates with the Chairman and Chief Executive Officer on a regular basis. The Lead Director is also responsible for communicating the Board's annual evaluation of the Chief Executive Officer.

The Company has established a Risk Management Committee, which consists of members of middle and upper management and is responsible for identifying risks to the Company, developing a plan to address those risks and overseeing the implementation of such plan and the mediation of additional risks as they arise. In 2014, the Risk Management Committee assessed potential fraud risks and cyber security risks in addition to enterprise risks. The Audit Committee has oversight responsibility for the Risk Management Committee, which includes an annual assurance that there is an Enterprise Risk Management Plan and risk assessment, periodic review of the progress against the Enterprise Risk Management Plan and assurance that the Board is aware of the risk assessment results and conclusions about risk tolerance and mitigation. Each year, the full Board receives a report on the progress of the Enterprise Risk Management Plan.

 ELECTION OF DIRECTORS (Proposal 1)

The Board, acting pursuant to the by-laws of the Company, has determined that the number of Directors constituting the full Board shall be nine immediately following the Annual Meeting. The Board is to be divided into three classes of equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board has, upon recommendation of the Governance Committee, nominated Julie S. Roberts, William J. Lyons and William R. Newlin for re-election as Directors for a term to expire in the Class of 2018, and each of them has agreed to serve if elected. Ms. Roberts and Messrs. Lyons and Newlin will hold office until the 2018 Annual Meeting of Stockholders, or until the Director's prior death, disability, resignation or removal. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified.

If any nominee becomes unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board.

Information concerning the nominees for Director and the other Directors who will continue in office after the meeting is set forth below. The Board has affirmatively determined that each of the Directors included below, other than Mr. Dearth, are "independent" under the listing standards of the NYSE regarding independence and our Company's Corporate Governance Guidelines.

Class of 2018 Director Nominees

Julie S. Roberts, age 60, has been a Director of the Company since July 2000. Ms. Roberts has been Founder and President of JSRoberts Consulting, LLC, which provides CFO services and financial consulting to public and private organizations on a project, part-time or temporary basis, since July 2009. She retired in February of 2010 from Marriott International, Inc., a hospitality company, where she served as Vice President Finance, Global Finance Transformation since March 2005. Prior thereto, she was Chief Financial Officer of Marriott ExecuStay, a division of Marriott. Ms. Roberts joined Marriott after many years at USAirways where she was Vice President and Assistant to the Chairman, Vice President Reservations and Vice President Strategic and Financial Planning. In addition to her role with the Company, Ms. Roberts sits on the Board of Trustees of a Fortune 400 Family Trust ($1B) in New York, New York and Wilmington, Delaware. The Company believes that Ms. Roberts is qualified to sit on the Board in light of her many years of experience as a financial executive of two major publically traded corporations, including several years as a CFO of a subsidiary of one of the companies. The Company also values Ms. Roberts' many years of experience as an audit committee member of two publically traded companies and experience as audit committee chair and governance committee chair.

William J. Lyons, age 66, has been a Director of the Company since 2008. In March 2013, Mr. Lyons retired from CONSOL Energy Inc. (provider of coal and natural gas) and remained a consultant until December 2013. Until his retirement, he served as Chief Financial Officer of CONSOL Energy Inc. since December 2000 and Chief Financial Officer of CNX Gas Corporation (provider of natural gas) since April 2008. He added the title of Executive Vice President of CONSOL Energy Inc. in May 2005 and of CNX Gas Corporation in January 2009. He was also a director of CNX Gas Corporation from October 2005 to January 2009. In May 2013, Mr. Lyons became a director of Meritor, Inc., a truck industry supplier listed on the New York Stock Exchange. In 2013, Mr. Lyons served as the trustee of the 1974 United Mines Workers of America Pension Trust, which oversaw $4.5 billion in assets. Mr. Lyons was also a member of the Board of Directors of Duquesne University from July 2005 through June 2014. Mr. Lyons holds a Master of Science in Accounting and is a Certified Public Accountant and a Certified Management Accountant. The Company believes that Mr. Lyons' experience in the coal industry and his knowledge of natural gas resources and other commodities qualifies him to sit on the Board, given the importance of such primary raw materials to the Company's production. Mr. Lyons' financial acumen is also valuable to the Board.

William R. Newlin, age 74, has been a Director of the Company since November 2005. Mr. Newlin has been the Chairman of Newlin Investment Company LLC, an investment company, since April 2007 and serves as a board member to several private technology companies. Prior thereto, he was the Executive Vice President and Chief Administrative Officer of Dick's Sporting Goods, Inc., a retailer. Prior to joining Dick's Sporting Goods, Inc., Mr. Newlin was Chairman and Chief Executive Officer of Buchanan Ingersoll & Rooney PC, a national law firm. Mr. Newlin is the Chairman of Kennametal Inc., a tooling, engineered components and advanced materials supplier listed on the New York Stock Exchange, and Lead Director of Meritor, Inc., a truck industry supplier listed on the New York Stock Exchange. The Company believes Mr. Newlin's qualifications to sit on the Board include his extensive experiences in major corporate transactions, his deep executive leadership and management experience with public and private companies, his years of experience providing strategic advice to complex organizations as a counselor and member of numerous boards of directors and his business and corporate legal acumen.

Class of 2017 Directors

Randall S. Dearth, age 51, has been a Director of the Company since November 2007. Mr. Dearth has been the Chairman of the Board since May 2014. Mr. Dearth has been President and Chief Executive Officer of the Company since August 1, 2012 and, as such, he oversees all of the property, business, operations and affairs of the Company. From 2004 through July 2012, Mr. Dearth was President and Chief Executive Officer of LANXESS Corporation, a specialty chemicals company. Prior thereto, he was President and Chief Executive Officer of Bayer Chemicals Corp., a chemicals manufacturer. Mr. Dearth has been a director of Stepan Company, a global chemical solutions company, since April 2012.

John J. Paro, age 58, has been a Director of the Company since August 2013. Mr. Paro is the Chairman, President and Chief Executive Officer of The HallStar Company, a privately held, specialty chemical company headquartered in Chicago, IL, a position he has held since July 2009. From May 2006 to July 2009, Mr. Paro was the President and Chief Executive Officer of The Hallstar Company. The HallStar Company is an innovative chemistry solutions provider serving customers in the industrial and personal care markets on a global basis. Concurrent with his role at HallStar, Mr. Paro is a member of the Board of Directors of the American Chemistry Council. Mr. Paro brings to the Company's Board significant business experience in the chemistry industry. His directorship on the American Chemistry Council and role as an active chemical company CEO adds valuable diversity to the deliberations of the Company's Board.

Timothy G. Rupert, age 68, has been a Director of the Company since November 2005. He has served as independent Lead Director of the Company since May 2014. Mr. Rupert retired in July 2007 from his position as President and Chief Executive Officer and a director of RTI International Metals, Inc., a titanium manufacturer, which he had held since 1999. Prior thereto, Mr. Rupert served as Executive Vice President and Chief Financial Officer of RTI International Metals, Inc. and was Director of Corporate Finance and held other financial positions with United States Steel Corporation, a steel manufacturer. Mr. Rupert is currently the President and Chief Executive Officer of the Foundation for IUP, a non-profit corporation which manages endowment and real estate assets. The Company believes that Mr. Rupert is qualified to serve on the Board due to his experience as the Chief Executive Officer of a company of similar size in the region. The Company believes that Mr. Rupert's familiarity with the challenges and realities of running a public company are extremely valuable to the Board.

Class of 2016 Directors

J. Rich Alexander, age 59, has been a Director of the Company since August 2009. Mr. Alexander is Chairman of the Board of Allnex S.A.R.L., a portfolio company of Advent International, a global private equity firm, where he has been an Operating Partner since February 2014. Allnex is a global specialty chemicals company that is a leader in the production of resins for paint and coatings and other industrial end uses. Prior to that, Mr. Alexander was an Executive Vice President of PPG Industries, Inc., a global diversified manufacturer. He retired from PPG Industries in March of 2013. Until his retirement, Mr. Alexander oversaw PPG Industries' architectural coatings, fiber glass and flat glass businesses and its corporate functions for marketing, purchasing and distribution. He was also a member of PPG Industries, Inc.'s executive and operating committees and Chairman of the Board of Pacific Fiber Glass Co. From August 2010 to September 2011, Mr. Alexander was Executive Vice President Performance Coatings and Glass for PPG Industries, Inc. Mr. Alexander served as Senior Vice President, Performance Coatings for PPG Industries, Inc. from April 2005 to August 2010. The Company believes that Mr. Alexander's qualifications to sit on the Board include his extensive global experience in the Asia Pacific region with a focus in China, his experience managing global multi-billion dollar business units (including major corporate transactions) and his current experience with a global private equity company. In addition, the Company values Mr. Alexander's recent experience as an executive officer and member of the executive committee of a manufacturing company in the chemical industry, which the Company believes is representative of the challenges and desires of its customer base.

Louis S. Massimo, age 57, has been a Director of the Company since May 2013. Mr. Massimo served as the Executive Vice President and Chief Operating Officer of Arch Chemicals, Inc., a global biocides company, where he was responsible for the company's businesses as well as its information technology and SAP functions, from May 2007 until September 2009. Prior to that, Mr. Massimo served as Arch Chemicals, Inc.'s Executive Vice President and Chief Financial Officer, from February 2003 to May 2007 and as Vice President and Chief Financial Officer from February 1999 to February 2003. Concurrent with his role as Chief Financial Officer, he managed Arch Chemicals, Inc.'s HTH Water Products business. Mr. Massimo was nominated to the Board of Directors in 2013 in connection with the Company's execution of a Settlement Agreement dated March 11, 2013 with Starboard Value LP and certain of its affiliates. The Company believes Mr. Massimo's extensive experience in senior executive positions and managerial roles across a variety of industries provides invaluable oversight to the Board.

Donald C. Templin, age 51, has been a Director of the Company since May 2013. Mr. Templin has been the Executive Vice President, Supply, Transportation and Marketing of Marathon Petroleum Corporation, an oil refining and transportation fuels marketing company, since March 2015, and the Executive Vice President of MPLX LP, a crude oil and refined products pipeline master limited partnership, since March 2015. Mr. Templin has also served as a Director of MPLX LP since June 2012. Prior thereto, Mr. Templin was Senior Vice President and Chief Financial Officer of Marathon Petroleum Corporation from June 2011 to March 2015 and the Vice President and Chief Financial Officer of MPLX LP from June 2012 to March 2015. Mr. Templin was the managing partner of the Audit Practice for PricewaterhouseCoopers LLP, a registered public accounting firm, in Georgia, Alabama and Tennessee from 2009 to 2011, and in various audit partner and leadership roles since 1996. While at PricewaterhouseCoopers LLP, Mr. Templin had more than 25 years of experience providing auditing and advisory services to a wide variety of public companies. Mr. Templin formerly served as the Managing Partner of PricewaterhouseCoopers LLP in Kazakhstan and also participated in the International Service Program in PricewaterhouseCoopers LLP's World Office in London, England. Mr. Templin was nominated to the Board of Directors in 2013 in connection with the Company's execution of a Settlement Agreement dated March 11, 2013 with Starboard Value LP and certain of its affiliates. The Company believes that Mr. Templin's qualifications to sit on the Board include his extensive global experience and his financial acumen gained through serving a variety of multinational and public companies.

EXECUTIVE OFFICERS

Information concerning our executive officers, who are not also Directors, is set forth below.

Stevan R. Schott, age 52, has been Senior Vice President and Chief Financial Officer of the Company since April 2011 with responsibility for all corporate financial and information technology functions of the Company. Mr. Schott was the Company's Vice President and Chief Financial Officer from July 2010 to April 2011 and the Company's Vice President, Finance, Americas and Asia from February 2008 until July

2010. From July 2007 until February 2008, Mr. Schott was Executive Director of Finance of the Company. Prior to joining the Company, Mr. Schott was employed by DQE, Inc., an energy services holding company, where he had various financial positions, including Vice President of Finance, Senior Vice President and Chief Financial Officer.

Robert P. O'Brien, age 64, has been Executive Vice President and Chief Operating Officer of the Company since January 2012 with responsibility for the day-to-day operations of the Company worldwide. Mr. O'Brien was the Executive Vice President—Americas of the Company from March 2010 to January 2012 and the Senior Vice President—Americas of the Company from August 2005 to March 2010.

Richard D. Rose, age 53, has been Senior Vice President, General Counsel and Secretary of the Company since March 2011 responsible for managing the legal affairs of the Company as well as overseeing the Environmental, Health and Safety and Risk Management Departments. Mr. Rose was Vice President, General Counsel and Secretary for the Company from September 2009 to March 2011. During his career with the Company, Mr. Rose has also had responsibility for overseeing the Company's Human Resources and Governmental Affairs functions. Prior to joining the Company in September 2009, Mr. Rose was a corporate and securities lawyer, shareholder and director with the law firm of Buchanan Ingersoll & Rooney PC, a national law firm.

James A. Coccagno, age 43, has been the Senior Vice President—Asia, Global Procurement and Strategic Initiatives of the Company since March 2015 with responsibility for Asia operations, global procurement and strategic initiatives. Mr. Coccagno was Vice President—Global Procurement and Strategic Initiatives from September 2012 to March 2015. Prior to joining the Company, Mr. Coccagno held several positions of increasing responsibility in Procurement, Logistics, Compliance, Corporate Communications, and Corporate Development at LANXESS Corporation, a specialty chemicals company, from July 2004 to September 2012. During his last assignment at LANXESS Corporation, Mr. Coccagno led the successful integration of three acquisitions in an eighteen month period. Mr. Coccagno started his career at Bayer Corporation, a global diversified conglomerate, working in Supply Chain Management, before moving into Sales, Marketing, and Procurement from September 1996 to June 2004.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Summary

  •
  We offer a comprehensive executive compensation program that has been designed and is managed by the Compensation Committee of our Board of Directors which is comprised of independent directors.

  •
  We aim to hold our named executive officers accountable for the financial and operational performance of the Company as well as the value of the Company's common stock and thus, a significant portion of our named executive officers' total compensation is at risk and tied to short-term and long-term performance of the Company.

  •
  Our compensation program includes the use of Company common stock, with related holding requirements, that serves to align the interests of our executives with the interests of our stockholders.

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  We benchmark our executives' total compensation against market peers to ensure fairness and to enable the Company to successfully attract and retain executives. The peer companies are reviewed by the Committee annually and are similar to the Company in terms of business characteristics and complexity and are appropriate in terms of revenue, asset, and market capitalization and employee size.

  •
  Our incentive programs are designed to reward executives with compensation above market when Company performance exceeds our expectations and to pay our executives below market when Company performance is below our expectations.

  •
  When determining the CEO's long-term incentive grant value each year, our Compensation Committee not only considers our philosophy of targeting pay at the market median, but also the Company's recent stockholder performance, to appropriately provide a grant that is valued either above or below the market median.

  •
  We monitor "best practices" and attempt to build them into our compensation program when appropriate. For example:

  •
  The Compensation Committee has examined our compensation program for our executives and has determined that our practices and policies do not promote excessive risk taking and that various mitigating features are in place, such as capped incentive opportunities, use of capital return metrics, stock ownership guidelines and holding periods, recoupment policy and administrative and governance processes, that serve to mitigate excess risk.

  •
  The Compensation Committee, with the aid of its independent compensation consultant, conducts an annual review of CEO realizable pay compared with the Company's performance noting that the Company's pay-for performance positioning shows an appropriate level of correlation with relative performance outpacing pay.

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  We maintain a policy that prohibits all employees and directors from hedging their interest in our stock.

  •
  We provide no tax gross-up of any nature on any of our compensation or benefit programs, including our change in control severance policy, for executives.

  •
  No material perquisites are provided to our executives.

    •
    Our change in control severance policy for executives requires both a qualified change in control and termination of the executive to receive any cash severance or vesting acceleration benefits under the policy.

  •
  Over 98% of our stockholders who voted approved the compensation paid to our named executive officers at our 2014 Annual Meeting; and we have never received less than 90% favorable votes of the shares voted since we started annual say on pay votes in 2011. As a result, the Compensation Committee interpreted this level of favorable vote to mean that, by and large, the Company's stockholders are satisfied with our executive compensation arrangements and, therefore, we have made no significant changes to our compensation system this year.

Objectives of the Executive Compensation Program

The executive compensation program is designed to motivate executives and support the success of the Company which ultimately occurs through the actions of talented employees. The specific objectives of our compensation program are to:

•
Attract and Retain Executive Talent.  Through a competitive total compensation program, the Company seeks to attract qualified and talented executives to serve in existing or newly created positions. The Company also seeks to retain our executives and promote positive engagement in the business and culture of the Company.

•
Align Compensation with Company and Individual Performance.  Certain elements of our compensation program are designed to hold executives accountable for the financial and operational performance of the Company, as well as influencing the value of the Company's common stock. To facilitate these objectives, a significant portion of an executive's compensation is at risk because it is directly tied to the short- and long-term performance of the Company.

•
Foster an Ownership Mentality and Create Alignment with Stockholders.  Our compensation program provides shares of the Company's common stock and common stock-based awards as significant elements of compensation with the expectation that the executives will maintain a certain level of ownership to align their interests with those of our stockholders.

The Company has designed the compensation program based on a set of core principles which we believe support our overall objectives:

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The compensation program will be fair and competitive, from an internal and external perspective, taking into account the role and distinct responsibilities of each executive.

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A substantial portion of an executive's compensation will be at risk and linked to the achievement of both corporate and individual goals and changes in stockholder value.

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Retirement benefits will provide financial stability following employment but will not be the focal point of why executives choose to work for the Company.

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The use of perquisites and other executive benefits will be negligible and of minimal cost to the Company.

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All compensation program elements taken as a whole will help focus executives to achieve the Company's financial and operational goals.

Within the context of these objectives and principles, the Company has developed its compensation program for the Chief Executive Officer and other executive officers.

Overview of the Compensation Program and Decision-Making Process

Our Board has assigned the oversight of our executive compensation program to our Compensation Committee, which is currently composed of three independent directors (as determined in accordance with the NYSE Rules). The Compensation Committee reviews and makes decisions regarding the compensation program for the Chief Executive Officer and makes decisions for the other executive officers after considering recommendations made by the Chief Executive Officer. The Compensation Committee also considers the impact of corporate tax and accounting treatment for the different types of compensation it approves. The decisions made by the Compensation Committee with respect to the named executive officers for 2014 are reflected in the tables and related footnotes and narratives that begin on page 31.

In order to support the objectives outlined above, the Company has developed a compensation program that supports our pay-for-performance philosophy and that provides executives with a mixture of cash payments (base salary and short-term incentives) and stock-based awards (long-term incentives). Our stock-based compensation program consists of three different types of awards, each selected to address different objectives. We also provide executives with a qualified defined contribution retirement plan similar to that provided to all other employees and severance benefits for certain types of termination (including "change in control" situations) from the Company. The Company currently does not provide material perquisites (e.g., automobile, financial counseling, etc.) to our executives. The Company believes that the compensation elements, taken as a whole, are necessary to attract and retain the best executive talent in its industry.

The Compensation Committee believes that in order to successfully compete for talent, a fixed-cash salary is necessary to provide a base level of income that is not tied to Company performance. When developing the executive compensation program, the Compensation Committee considers both short-and long-term strategic goals of the Company, which it believes fall within the control of executive management and leads to stockholder value creation. In order to align the interests of executives to the achievement of these goals, the Compensation Committee has developed performance-based incentive plans with payments contingent upon the achievement of these goals. Certain of the payments (short-term cash incentives) are designed to reward the achievement of annual goals, while equity grants (except for time-vesting restricted stock) are designed to reward the accomplishment of long-term goals directly associated with increasing stockholder value. The Committee reviews the short-term and long-term stockholder return of the Company when determining the grant value of the CEO's long-term incentive award each year. The following table illustrates the allocation between actual fixed and variable compensation components in 2014 for each of our current named executive officers:

	Fixed	Variable
Executive	Cash Base Salary	Short- Term Cash Incentive	Long- Term Stock- Based Incentive
Dearth	31%	22%	47%
Schott	46%	19%	35%
O'Brien	44%	20%	36%
Rose	52%	22%	26%
Coccagno	56%	22%	22%

Our performance-based incentives are designed to reward executives with compensation above the middle (or 50th percentile) of the market when Company performance exceeds our expectations and the performance of our peer group. When performance falls below our expectations, the incentive plans are designed to pay below the middle (or 50th percentile) of the market and could result in no payment with respect to certain components of compensation if performance falls below a certain level.

The Compensation Committee reviews the compensation practices among peer companies and broader general industry companies in order to ensure the appropriateness of the Company's compensation program design and compensation levels. To assist in this process, the Compensation Committee employs a compensation consultant. In mid-2010, the Compensation Committee retained Pay Governance LLC as its independent consultant. Pay Governance is an independent executive compensation consulting firm which has been retained directly by the Compensation Committee and reports directly to the Compensation Committee and advises the Compensation Committee on compensation matters. The consultant participates in Compensation Committee meetings and is engaged to advise the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Towers Watson provides advice on retirement and compensation matters to the Company's senior management.

The Compensation Committee's decision to hire Pay Governance was not made or recommended by Company management. Pay Governance has not performed any work for the Company in 2014 except with respect to the work that it has done directly for the Compensation Committee. Pay Governance has informed the Compensation Committee that the fees paid to it by the Company in 2013 and 2014 equated to less than one-half percent of Pay Governance's total revenue for each period. Pay Governance also informed the Compensation Committee that it owns no Company stock. The Compensation Committee also determined that there are no other relationships between the Company and Pay Governance or its employees working for the Compensation Committee that would be deemed a conflict of interest. Pay Governance has reviewed its policies regarding independence with the Compensation Committee. The Compensation Committee reviewed all of the facts set forth in this paragraph and determined that Pay Governance is independent pursuant to the New York Stock Exchange proposed listing standards.

In providing information to the Compensation Committee regarding market compensation practices, the consultant employs a benchmarking process, an assessment tool that compares elements of the Company's compensation programs with those of other companies that are believed to have similar characteristics. In general, the purpose of the benchmarking process is to:

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Understand the competitiveness of current pay levels relative to other companies with similar revenues and business characteristics.

•
Understand the alignment between executive compensation levels and Company performance.

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Serve as a basis for developing salary and short-term and long-term incentive information for the Compensation Committee's review.

The consultant also uses market compensation data from compensation surveys from other compensation consultants representing hundreds of general industry companies. The consultant also performs a more specific analysis of proxy disclosures from peer companies in the filtration industry and other companies that the Company competes with for executive talent. The peer group has been developed based on a set of characteristics that include:

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Annual revenues, assets, market capitalization and employee size that range from approximately one half to two times those of the Company;

•
Global manufacturing operations (in Standard & Poor's "Materials" classification); and

•
Competitor companies within the filtration/separation industry.

For 2014, the peer group consisted of the following 20 companies:

AMCOL International Corporation*	Hawkins, Inc.	Matthews International Corporation
Ampco-Pittsburgh Corporation	Haynes International, Inc.	Northwest Pipe Company
American Vanguard Corp.	II-VI Incorporated	Polypore International, Inc.
Badger Meter, Inc	Innophos Holdings, Inc.	Quaker Chemical Corporation
Eagle Materials Inc.	L.B. Foster Company	RTI International Metals, Inc.
ESCO Technologies Inc.	Lindsay Corporation	Standex International Corporation
Graco Inc.	Lydall, Inc.

*
AMCOL International Corporation was acquired in May 2014 and as a result was removed from the list.

In 2014, the Compensation Committee agreed to use the same list for 2015.

In addition to the market data, the Compensation Committee considers other factors when making its decisions, such as an executive's individual performance, experience in the position and the size of prior-year adjustments. The Compensation Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year. The Compensation Committee believes that this would not be in the best interest of retaining and motivating the executive.

The Compensation Committee also reviews a summary report or "tally sheet" which sets forth the current and two-year historical compensation provided to each executive. The tally sheet includes the total dollar value of annual compensation, including salary, short-term and long-term incentive awards, annual increase in retirement accruals and other compensation and benefit amounts. The tally sheet also includes equity ownership levels (number of shares and value) and amounts payable upon various termination scenarios. The review of tally sheets is an important aspect of the Compensation Committee's decision-making process. The tally sheets allow the Compensation Committee to review each element of compensation for each executive and review how decisions as to each element may affect decisions regarding other elements and the total compensation for each executive.

Individual Performance Goals.    In connection with the determination of fixed-cash base salary adjustments and compensation under the performance-based short-term incentive plan, the Company sets individual performance goals and then measures a named executive officer's performance against such goals. Goals are specific to the executive's area of responsibility. As more fully described below, the level of achievement against such goals may have an impact on the Compensation Committee's decisions regarding base salary and the "individual performance objectives" as it relates to bonus awards earned under our short-term incentive program. The performance goals for 2014 for each current named executive officer are as follows:

Mr. Dearth President and Chief Executive Officer
Performance Category	Individual Performance Measures
Cost Improvement/Profit Enhancement	Cost improvement.
Strategic Initiatives	Additional future cost management planning.
Business Process Improvement	Safety and environmental compliance;
Inventory reduction; and
Information systems improvement.

Mr. Schott Senior Vice President and Chief Financial Officer
Performance Category	Individual Performance Measures
Cost Improvement/Profit Enhancement	Cost improvement.
Strategic Initiatives	Additional future cost management planning.
Business Process Improvement	Safety and environmental compliance; Information systems improvement; and Inventory reduction.
Mr. O'Brien Executive Vice President and Chief Operating Officer
Performance Category	Individual Performance Measures
Cost Improvement/Profit Enhancement	Cost improvement.
Strategic Initiatives	Production capability planning.
Business Process Improvement	Safety and environmental compliance; Marketing improvements; and Inventory reduction.
Mr. Rose Senior Vice President, General Counsel & Secretary
Performance Category	Individual Performance Measures
Cost Improvement/Profit Enhancement	Management of legal expenses.
Strategic Initiatives	Stockholder and Board relationship management; and Environmental planning.
Business Process Improvement	Safety and environmental compliance; and Policy and procedure improvement.
Mr. Coccagno Senior Vice President—Asia, Global Procurement and Strategic Initiatives
Performance Category	Individual Performance Measures
Cost Improvement/Profit Enhancement	Cost and margin improvement.
Strategic Initiatives	Additional future cost management planning.
Business Process Improvement	Safety and environmental compliance; and Inventory reduction.

The individual goals are generally created by the appropriate executive in late December or early January of each year. Each of the executives other than the Chief Executive Officer discusses and refines the goals through meetings with the Chief Executive Officer. The Compensation Committee reviews all of our executives' goals. The Chief Executive Officer's goals are set after consultation with the Compensation

Committee. The goals are designed to help achieve the Company's short-term performance objectives and longer-term strategic objectives and Company profit planning goals.

The actual performance of each individual relative to each of the individual goals is reviewed and discussed with the executive periodically during the year and evaluated on a subjective basis by the Chief Executive Officer (except that the Chief Executive Officer's actual performance relative to each of his individual performance goals is evaluated by the Compensation Committee) at the end of the year using the following:

Did Not Meet	Threshold Performance	Partially Meets	Meets
0%	50%	75%	100%

This performance range was changed beginning in 2014 so that no executive can be paid more than 100% for the performance of personal goals.

After a determination of whether goals are met, a weighted average of the percentages applicable to each goal is determined for each executive. For 2014, the applicable aggregate weighted average percentages for the named executive officers were as follows: Mr. Dearth, 96%; Mr. Schott, 96%; Mr. O'Brien 80%; Mr. Rose, 91%; and Mr. Coccagno, 96%. This information is then used as appropriate to develop salary recommendations for 2015 and to determine awards for 2014 under the individual performance portion of our performance-based, short-term cash incentive plan (weighted to a factor of 25%). The development of salary recommendations using this information is completely subjective, and considers other factors, such as alignment with market pay level, experience, internal equity, contribution, etc.

Elements of Executive Compensation

Fixed-Cash Base Salary.    Through the base salary element of its compensation program, the Company seeks to attract and retain executive talent by attempting to provide a salary level for each executive that approaches the midpoint (50th percentile) of salaries of executives in comparable positions at other similarly sized companies. The consultant uses annual compensation surveys and peer group proxy disclosures to determine the "competitive zone" for the base salary for each position. The Company defines the competitive zone as plus or minus 10% of the midpoint (or 50th percentile) of the market for each position. The Company also establishes a budget for salary increases, subject to approval by the Compensation Committee. The budget is based on current business conditions as well as survey data of comparable companies provided by the consultant.

The Chief Executive Officer conducts an annual review of each executive officer. The review consists of a comparison of the executive's performance versus the pre-determined goals as described above and an assessment of the executive's general progress. The Chief Executive Officer rates the performance of each executive. The Chief Executive Officer makes recommendations to the Compensation Committee regarding each executive's salary by considering the rating, the budget for salary increases and an understanding of the market-based competitive zone. The Compensation Committee uses the same methodology for the Chief Executive Officer.

At its February 2014 meeting, the Compensation Committee approved salary increases, effective April 1, 2014, for all of our named executives. These salary increases were as follows: Mr. Dearth, 11.6%; Mr. Schott, 10.0%; Mr. O'Brien, 3.0%; Mr. Rose, 3.0%; and Mr. Coccagno, 10.0%. The increases with respect to Messrs. O' Brien and Rose were designed to be consistent with the general 3% merit increases made throughout the Company based upon benchmarking data. The larger increase for Messrs Dearth, Schott and Coccagno were to better align their salary with benchmarking data.

Performance-Based Short-Term Cash Incentive Compensation.    Through the short-term incentive program, the Company seeks to align the interests of the executives with the annual financial and non-financial goals of the Company. In 2014, short-term incentive opportunities for each executive, as a percent of their base salary, were as follows:

Executive	Target Award
Mr. Dearth	75%
Mr. Schott	45%
Mr. O'Brien	50%
Mr. Rose	45%
Mr. Coccagno	40%

The Committee compares the target short-term cash incentive opportunities to the market for each executive each year as part of its annual executive compensation assessment.

For 2015, the short-term target awards, as a percentage of their base salary, will be as follows:

Executive	Target Award
Mr. Dearth	85%
Mr. Schott	45%
Mr. O'Brien	50%
Mr. Rose	45%
Mr. Coccagno	45%

Actual awards paid for 2014 performance are included in the Summary Compensation Table on page 31 under the column "Non-Equity Incentive Plan Compensation," while the possible opportunities under this plan that could have been made for 2014 at threshold, target and maximum are included in the Grants of Plan-Based Awards Table on page 33 under the columns "Estimated Future Payouts Under Non-Equity Incentive Plan Awards."

Short-term incentive awards for 2014 performance were approved by the Compensation Committee at its February 2015 meeting after reviewing pre-determined goals and metrics. The performance goals and weights for 2014, including actual performance against each goal for our executives, were as follows:

			Pre-Established 2014 Short-Term Incentive Goals
		2014 Actual Performance
Performance Measure	Weight		Threshold	Target	Maximum
Corporate Operating Income	45%	$74.61mm	$60.68mm	$80.91mm	$101.13mm
Corporate EBITDA/Sales**	30%	18.58%	15.8%	18.6%	21.4%
Individual Performance Objectives	25%		Varies by Executive as set forth above

**
EBITDA/Sales = Earnings before interest, taxes, depreciation and amortization divided by sales.

Corporate operating income was chosen as an indicator of profit produced directly as a result of our executives' performance and as an indication of cash flow produced as a result of the operations of our business. We have chosen EBITDA/sales to stress to our executives the importance of increasing profitability as a percentage of sales. Operating income was given more weight than EBITDA/sales since the Committee believes that operating income most directly relates to the executives' performance. An executive may earn a short-term incentive award due to success in achieving individual goals, even if the Company's performance falls below threshold on the corporate operating income and return on invested capital measures; however, the individual performance opportunity is capped at target.

In 2015, the Compensation Committee concluded that the metrics of operating income and EBITDA/sales remain appropriate and agreed to use the same corporate metrics.

A discussion of the named executive officers' individual performance objectives or individual regional performance objectives for 2014 is set forth above under "Individual Performance Goals." The Compensation Committee may use its discretion to determine the amount of any short-term incentive award and has done so in recent years. Specifically, the Compensation Committee may award short-term incentive compensation in amounts that deviate from the amounts determined after application of the weighted average formula. The plan is not administered to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") at the current time, although the Compensation Committee is aware of this rule and its potential benefits.

Actual bonus awards paid for 2014 performance are included in the Summary Compensation Table on page 31 under the column "Non-Equity Incentive Plan Compensation." In making the awards for 2014, the Compensation Committee generally applied the weighted average formula. However, the Committee used its discretion to discount the effect of a late adjustment to the financial metrics that the Committee believed to be immaterial.

Long-Term Incentive Compensation.    The Company's long-term incentive compensation program seeks to align the executives' interests with those of the Company's stockholders by rewarding successes in stockholder returns in absolute terms and relative to peers. Additionally, the Compensation Committee desires to foster an ownership mentality among executives by providing stock-based incentives as a significant portion of compensation. In determining which type of stock vehicles to include in the program, the Compensation Committee chose to focus on the following:

•
Total stockholder return (stock price appreciation plus dividends) relative to peers;

•
Return on capital;

•
Stock price appreciation; and

•
Continued loyalty to and employment with the Company.

In 2014, the Company's long-term incentive program consisted of the following three equity components: restricted performance stock units, stock options and time-vesting restricted stock. The Compensation Committee believes that these components align with the goals of the long-term compensation program identified above.

Under the terms of the Company's Amended and Restated 2008 Equity Incentive Plan, the Compensation Committee determines which employees are eligible to receive equity awards, the value and number of shares granted, the rate and period of vesting, performance goals and other relevant terms.

The Compensation Committee considers market trends when making long-term incentive grant recommendations for each executive. In order to understand the full impact of making grant decisions, the Compensation Committee also considers a number of other factors prior to making its decisions related to equity awards for the upcoming year. These factors include:

  •
  the number of outstanding options or other equity awards;
  •
  the number of shares available for future grant in the Company's stock option plan;
  •
  the size of the annual grant in aggregate expressed as a percent of total shares outstanding;
  •
  the market price of the Company's common stock and the performance of the Company and its prospects;
  •
  the market 50th percentile long-term incentive value for each executive position;
  •
  potential dilution which could result from the exercise of options; and
  •
  the benefits of linking the employees' incentive to the market price of the stock.

When determining the grant of options, restricted stock or other equity awards to a particular individual (executive or non-executive), the Compensation Committee considers the individual's level of responsibility, the relationship between successful individual effort and Company results, incentive compensation plans of other companies and other relevant factors.

Based on a review of the above information, the Compensation Committee may use its discretion to modify the long-term incentive grant opportunity for each executive. In early 2014, the Compensation Committee approved long-term incentive award values that consider the factors stated above for each executive, which is then allocated to the three long-term incentive vehicles as follows:

•
Stock options—25%

•
Time-vesting restricted stock—25%

•
Restricted performance stock units—50%

To determine the number of restricted performance stock units, stock options and/or time-vesting restricted stock to be issued, the dollar amount allocated to each long-term incentive vehicle is divided by the vehicle's current Financial Accounting Standards Board, Accounting Standards Codification ("ASC") Topic 718, "Compensation—Stock Compensation" ("ASC Topic 718") per share fair value.

The Compensation Committee believes that the use of all three equity vehicles allows it to successfully meet its long-term objectives. In February 2011, the Compensation Committee changed its prior method of granting equity awards to our named executive officers that reflected the market median data available at the time of grant and instead determined to grant equity awards as a percentage of base salary. The Compensation Committee believed that this change will result in less volatility from year to year and allow the Compensation Committee to look at total compensation when comparing market comparisons rather than at just a single component of compensation.

In early 2014, the Compensation Committee set the following award values as a percentage of salary for our current named executive officers: Mr. Dearth—200%; Mr. Schott—100%; Mr. O'Brien—110%; Mr. Rose—65%; and Mr. Coccagno—50%. The awards were then divided into stock options, time-vesting restricted stock and restricted performance stock units in the percentages described above.

The information under the headings "Stock Awards" and "Option Awards" in the Summary Compensation Table on page 31 is with respect to those awards granted at the February 2014 meeting for our existing named executive officers.

Stock Options.    The Compensation Committee selected stock options as a means of aligning executives' compensation with the creation of value to stockholders. Stock options provide realizable value to executives only if the Company's stock price increases after the options are granted. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of executives. Stock options vest in equal one-half increments over the two-year period following grant. In 2011, the Compensation Committee reduced the term of its stock option awards from ten years to seven years to add incentive to create stockholder value in a short period of time. The options are exercisable after they have vested until they expire, which is on the seventh anniversary following the grant date. The combination of the seven-year term and the two-year vesting provision supports the long-term intentions of the Compensation Committee.

The fair value of each option is calculated by the Company as of the grant date and expensed over the vesting period in accordance with generally accepted accounting principles (ASC Topic 718). When the executive exercises the non-qualified stock options, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

Time-Vesting Restricted Stock.    The Compensation Committee has selected restricted stock that vests based on the passage of time and continued employment as a minority element of the long-term incentive program. While this long-term incentive vehicle is not considered performance based, the Compensation Committee has selected restricted stock to build share ownership and promote retention of the executives by rewarding loyalty to, and continued employment with, the Company. Grants of restricted shares generally vest in equal increments over three years, except that the grant of restricted shares made to Mr. Dearth upon his employment vest in one single installment on the third anniversary of the date he became employed. The fair value of restricted shares is calculated on the date of grant and expensed over the vesting period of three years. When shares vest, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive. Beginning with the grants made in 2011, the Compensation Committee added the additional requirement that in most cases the grantee must agree to hold and not sell net shares of restricted stock received (net of shares sold to pay taxes upon vesting) for three additional years after vesting. The Compensation Committee believes that this further aligns the long-term interests of our stockholders and our employees. The Compensation Committee believes this restriction helps to align the Company with emerging market practices, enhance the share ownership of each executive and to better align the compensation and stock holdings of each executive with the Company's stockholders.

Restricted Performance Stock Units.    The Compensation Committee has selected performance stock units as a means of encouraging and rewarding executives for delivering solid returns to our stockholders, above and beyond the return delivered by most of our peers. A target number of shares is identified at the beginning of a three-year performance period but not actually delivered to the executive until the shares are earned at the end of the performance period. The number of shares earned may vary from zero to 200% of target. The payout for 50% of the units will be determined based upon the Company's return on capital (net income ÷ average debt + average equity) as compared to a target for the year ended on the last year of a three year performance period. The Compensation Committee picked a target of 10.6% for the units granted in 2014, which is a benchmark the Compensation Committee believes should be attainable at the end of the three year period. Prior to 2014, the Compensation Committee set targets based upon return of capital using a three year average. The Compensation Committee changed to using the return of capital for the final year of the performance period in 2014 to reduce the effect of one abnormal year. In 2014, the Compensation Committee also introduced a more stringent standard for the minimum payout. The payout with respect to the remaining 50% of the units will be determined based upon the ranking of the Company's three-year total stockholder return relative to a peer group (listed on page 18).

The payout schedules used in the 2014 grants, with interpolation used between levels, were as follows:

50% of units for which payout will be based upon total return on capital for the year ending December 31, 2016:

Total Return on Capital	Award to Executive as a Percent of Target Opportunity
Below 10.0%	No award
10.0%	50% (minimum award)
10.6%	100% (target award)
13.0%	200% (maximum award)

50% of units for which payout will be based upon three-year total stockholder return:

Total Stockholder Return Performance Relative to Peer Group	Award to Executive as a Percent of Target Opportunity
Below 30th %ile	No award
30th %ile	50% (minimum award)
55th %ile	100% (target award)
90th %ile or greater	200% (maximum award)

The Compensation Committee reserves the right to make adjustments for unusual items in its discretion.

Prior to 2011, restricted performance stock units were based solely on total stockholder return. The Compensation Committee decided to divide the payout between stockholder return and return on invested capital beginning with the 2011 grants. While stockholder return is the most direct measure of the Company's performance relative to its stockholders, share price can experience volatility due to events outside of management's control. In changing the metrics for performance shares, the Compensation Committee sought to include a measure of executive performance more directly linked with the Company's business strategy over a three-year period, namely average three-year return on capital. Also in 2011, the performance standards for the relative total stockholder return portion of the award were increased to align with emerging practices. The threshold performance standard was increased from the 25th percentile to the 30th percentile, the target performance standard was increased from the 50th percentile to the 55th percentile and the maximum performance standard was increased from the 75th percentile to the 90th percentile. Additionally, the Compensation Committee approved a cap on the relative total stockholder return portion of the award at threshold level in the event that the Company's total stockholder return over the three-year period is negative and relative performance exceeds the threshold performance standard. The Compensation Committee believed it was appropriate to make the increases so to further incentivize our executives to bring a stockholder return greater than the average of the peer group.

2015 Long-Term Incentive Compensation

At its February 2015 meeting, the Compensation Committee made grants of long-term incentives for 2015. Grants were made in the same manner as in 2014 with 25% of the value of the awards made in the form of Restricted Performance Stock Units based upon three-year total stockholder return; 25% made in the form of Restricted Performance Stock Units based upon the return of capital at the end of 2017; 25% made in the form of Time-Vesting Restricted Stock; and the remaining 25% made in the form of Stock Options. The general terms of each type of award were unchanged. The Restricted Performance Stock Unit Awards based upon return of capital will result in a payout if the return of capital at the end of 2017 falls in a range between 9.1% and 13.3%. This range was slightly widened from that used for the same type of awards in 2014.

Stock Option and Other Equity Granting Procedures

The procedure for making equity grants to executive officers is as follows:

•
The Compensation Committee generally meets to discuss compensation, including approving equity awards, at its meeting that coincides with the Board of Directors meeting to review year-end financial results. Grants of equity awards are made based upon a value and not based upon a number of shares with the grant date generally to be the fourth business day after the Company releases its earnings for the previous year. With respect to 2014 equity awards, the Compensation Committee delayed the grant until later in the year in part because it waited to assure that amendments to the Company's 2008 Equity Incentive Plan, including an increase in the aggregate number of shares available for issuance under the plan, were approved by the Company's stockholders. The Compensation Committee met on February 12, 2014 and did not make any grants at that time. The Committee met again on March 17, 2014 and made grants of Restricted Performance Stock Units. The Compensation Committee met again on May 7, 2014 and made grants of Stock Options and Time-Vesting Restricted Stock. The Compensation Committee determined the value of grants of Restricted Performance Stock Units for the named executive officers on March 17, 2014 and the grant date for those awards was deemed to be March 17, 2014. The Compensation Committee determined the value of grants of Stock Options and Time-Vesting Restricted Stock on May 7, 2014 and the grant date for those awards was May 14, 2014, the fourth business day after the Company released earnings for its first quarter of 2014. The number of Stock Options and Time-Vesting Restricted Stock that resulted from the value granted was determined as of the date of grant (May 14, 2014). For grants made in 2015, the Compensation Committee returned to its historical practice of determining all long-term equity grants at its February meeting with a grant date on the fourth business day after the Company released earnings for the previous year.

•
Grants to executive officers, as approved by the Compensation Committee, are communicated to the grantees by the Chief Executive Officer. The Chairman of the Compensation Committee informs the Chief Executive Officer of his annual award. The strike price for stock options is an average of the high and low of the Company's common stock price on the day of the grants, as permitted by ASC Topic 718.

Stock Ownership Policy

In order to foster an equity ownership culture and further align the interests of management with the Company's stockholders, the Compensation Committee has adopted stock ownership guidelines for executives. From the time they are appointed an executive of the Company or promoted to an executive position or, if the Compensation Committee changes the guidelines at any time to increase stock ownership requirements, from the time of such change, executives have a five-year period during which he or she is expected to accumulate the specified shares. For 2014, the guidelines were as follows:

•
Chief Executive Officer—stock valued at five times annual base salary

•
Executive and Senior Vice Presidents—stock valued at three times annual base salary

•
Vice Presidents—stock valued at one or two times annual base salary depending upon their position

The following forms of ownership apply toward the stock ownership level: shares purchased, vested and unvested restricted stock, shares retained following the exercise of stock options, shares earned following the achievement of performance goals, and shares accumulated through retirement plans. Unexercised stock options and unearned restricted performance stock units do not apply toward executive ownership levels. While no formal penalty exists for failure to achieve the ownership level within the five-year period, the Compensation Committee may use its discretion to reduce or eliminate an executive's annual long-term incentive award in future periods or impose any other remedy it believes is appropriate. Additionally, in 2011, the Compensation Committee approved an additional holding period equal to three years for all time-vesting restricted stock awards. This means that when an executive's restricted stock award vests and the appropriate number of shares is sold to meet income tax withholding requirements, the executive must retain the shares for an additional three-year period.

The Company has also adopted a director stock ownership policy. Pursuant to the policy, all outside directors have a guideline to acquire and hold Company stock valued at $180,000 or more. Directors have a five-year period to acquire the stock. No formal penalty for failure to achieve the ownership level within the five-year period was adopted; however, the Governance Committee may consider compliance with the policy when making recommendations with respect to nomination for re-election to the Board.

Under the terms of our insider trading policy, no officer or director may purchase or sell any put or call or engage in any other hedging transaction with respect to our common stock.

Retirement Plan Summary

The Company maintains a defined benefit retirement plan for its U.S. salaried employees, which is otherwise known as the pension plan, and a defined contribution thrift/savings plan, which is otherwise known as the 401(k) plan. The purpose of both of these plans is to provide post-retirement income and stability to executives and employees. It is the goal of the Compensation Committee and the Board that these plans be competitive with plans which would be available to executives of similar-sized companies. The Company does not provide a plan for highly compensated employees to restore benefits lost due to Internal Revenue Service (IRS) limits. A more complete description of these plans can be found under the pension plan disclosure which begins on page 36.

At the end of 2005, the Company offered its U.S. salaried employees the option to discontinue receiving new benefits under the pension plan and instead participate in an enhanced 401(k) plan which would provide for better matching contributions by the Company.

In 2006, the Company eliminated all accruals of future benefits under its defined benefit plan, effective January 1, 2007, and instead provides all U.S. salaried employees with enhanced matching contributions under the 401(k) plan.

Perquisites

The Company does not believe that perquisites are essential to attract and retain executives and, therefore, does not provide perquisites to executives. No Company named executive officer received perquisites in material amounts.

Severance Policy

The Company has employment agreements with its U.S. based executive officers that provide for, among other provisions, cash payments and benefits in the event of termination by the Company other than "for cause." The Compensation Committee believes that these agreements are necessary to attract and retain executives. Employment agreements (the "Agreements") for our named executive officers, other than Mr. Dearth and Mr. Schott, were put in place effective February 5, 2010. Mr. Schott entered into an agreement of the same form as the other named executive officers on February 14, 2011. In May 2012, the term of all the Agreements was extended to December 31, 2015. Mr. Dearth entered into an Agreement of the same form effective upon the commencement of his employment on August 1, 2012. His Agreement also has a term ending on December 31, 2015. Mr. Coccagno entered into an Agreement of the same form effective on August 1, 2013. His Agreement also has a term ending on December 31, 2015. These Agreements provide for severance as follows:

If an executive's employment is terminated without Cause (as defined in the Agreements) or if an executive resigns with Good Reason (as defined in the Agreements), the Company is required to provide the executive any amounts of compensation earned through the termination date and eighteen (18) months of severance (twenty-four (24) months in the case of Mr. Dearth) of the executive's then current base salary and a lump sum payment (paid six (6) months after termination) of one and a half (1.5) times (two (2) times in the case of Mr. Dearth) the current "target" amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs (the current "target" amount of any cash bonus or short-term cash incentive plan in effect for the executive for the calendar year in which the termination of employment occurs being the "Bonus Amount"). Any of the executive's applicable health and welfare benefits, including health, dental and life insurance benefits (but not including additional stock or option grants) that the executive was receiving prior to termination would continue and be maintained by the Company at the Company's expense on a monthly basis for a period equal to the Severance Period (as defined in the Agreements) or until such time as the executive is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the Company.

In the event of a Covered Change of Control Termination (as defined in the Agreements), then instead of any other severance benefits payable to the executive, the executive would receive: (i) a lump sum equal to the sum of: (A) two (2) years (three (3) years in the case of Mr. Dearth) of the executive's then current base salary, (B) two (2) times (three (3) times in the case of Mr. Dearth) the Bonus Amount, and (C) the aggregate amount of contributions that would be credited to the executive under the Company's 401(k) plan for the two (2) years (three (3) years in the case of Mr. Dearth) following the effective date of termination in connection with (a) the Company's fixed contribution to the plan (currently 3%), and (b) the Company's matching contributions of employee contributions to the plan at the then-current rate of matching contributions, assuming that the executive were to continue to participate in the plan and to make the maximum permissible contribution thereunder for the two (2) year (three (3) years in the case of Mr. Dearth) period; (ii) his or her normal health and welfare benefits (but not including additional stock or option grants) on a monthly basis during the two (2) year (three (3) years in the case of Mr. Dearth) period following the occurrence of a Change of Control (as defined in the Agreements), including health, dental and life insurance benefits the executive was receiving prior to the Change of Control (subject to any limits imposed under Section 409A of the Code); and (iii) all stock options and stock appreciation rights previously granted to the executive by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming "target" satisfaction of any applicable performance conditions) previously granted to the executive by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement under which they were granted. The Change of Control severance payments are payable on the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination (as defined in the Agreements).

Severance Payments (as defined in the Agreements) will not be "grossed up" for the effect of any excise taxes that might be due under Sections 280G, 4999 or 409A of the Code.

Each of the Agreements requires the executives to comply with confidentiality, non-compete and non-solicitation covenants.

Details of the agreements and a quantification of severance amounts payable under certain termination scenarios are included in the narrative which begins on page 38.

Adjustments or Recovery of Prior Compensation

The Company has a recoupment policy. Pursuant to the policy, if the Board determines that an executive officer or other designated officer has been incompetent or negligent in the performance of his or her duties or has engaged in fraud or willful misconduct, in each case in a manner that has caused or otherwise contributed to the need for a material restatement of the Company's financial results, the Board will review all performance-based compensation awarded to, or to be earned by, the executive during the period affected by the restatement. If, in the Board's view, the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by applicable law, seek recoupment from the executive of any portion of such performance-based compensation as it deems appropriate.

Impact of Tax and Accounting Policy on Executive Compensation

If an executive officer's compensation from the Company were to exceed $1.0 million in any taxable year, the excess over $1.0 million, with certain exceptions, would not be deductible by the Company, under Section 162(m) of the Code. The Compensation Committee is aware of this rule, and will take it into account through its annual review of the executive compensation program. One exception to the disallowance of such deductions under Section 162(m) involves compensation paid pursuant to stockholder-approved compensation plans that are performance-based. The Company's Amended and Restated 2008 Equity Incentive Plan contains provisions which are intended to cause grants of stock options and other performance-based awards under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such stock options or the vesting of such performance-based awards should be deductible under the Code). Payments of cash compensation related to our base salary and short-term cash incentive programs and the value of shares that vest from grants of time-vesting restricted stock are not eligible for this performance-based exception.

The Compensation Committee is aware of the impact on the Company's financial statements of providing stock-based compensation, which the Company accounts for under ASC Topic 718. The Compensation

Committee is also aware of restrictions that govern the use of nonqualified deferred compensation, Section 409A of the Code, and has modified the Company's compensation arrangements to comply with this new regulation.

Pay-for-Performance

Although not yet required, the Compensation Committee asked Pay Governance to perform a historical pay-for-performance assessment of our CEO as compared to our peer group. Pay Governance presented its assessment to the Compensation Committee during the Committee's December 2014 meeting.

Pay Governance reviewed both the realizable compensation of our CEO and the CEOs of our peer group over the past five years. They also measured the performance of the Company and the peer group. Because of the historic nature of the analysis, Mr. Dearth's pay was not included for years prior to 2013, but rather the pay of our former CEO. To measure performance, the consultant developed a performance composite using: operating income margin, operating income growth, return on invested capital and total stockholder return. These metrics were used since they include the metrics used by the Company to determine incentive compensation and would be viewed as reasonable indicators of performance by an external party. The Compensation Committee reviewed the assessment and concluded that our CEO's pay is appropriately aligned with the Company's performance when compared to its peers with relative performance outpacing relative pay. The specific three-year and five-year pay-for-performance alignment was determined as follows:

Period	Performance %ile	Pay %ile (Total Realizable Compensation)
Three-year (2011 - 2013)	49th	35th
Five-year (2009 - 2013)	56th	25th

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee's review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

  J. RICH ALEXANDER, CHAIRPERSON
  LOUIS S. MASSIMO
  JULIE S. ROBERTS

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that incorporate other Company filings, including this Proxy Statement, the foregoing Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.

Risk Management and Compensation

The Compensation Committee has reviewed the Company's management of risk as it relates to the Company's executive compensation philosophy. The Compensation Committee determined that the Company's compensation program does not promote excessive risk taking and is not reasonably likely to result in a material adverse effect on the Company. The Compensation Committee made this determination following a detailed study performed by Towers Perrin in 2009, its compensation consultant at the time. The study, which was presented to the Compensation Committee, included a process for assessing the Company's compensation programs through a risk screen and provided the consultant's assessment of the risks associated with the Company's current compensation programs. The Compensation Committee's current compensation consultant, Pay Governance, reviewed the study with the Compensation Committee in December 2014, along with changes that have occurred since the study was performed. The Compensation Committee believes, for the reasons noted below, that (1) the Company's compensation program does not encourage excessive risk-taking and (2) the Company takes reasonable steps to mitigate any risks related to compensation.

  •
  Compensation Committee Oversight:  The Compensation Committee has oversight over the short-term cash incentive plans and the Amended and Restated 2008 Equity Incentive Plan. The Committee also has discretion to modify any awards for plans over which it has authority and the ability to recoup certain payments.

  •
  Compensation Mix:  The compensation program is an appropriate mix of cash (salary and short-term incentive awards) and equity compensation. Short-term incentive awards represent less than 25% of the compensation mix for all executives, align with the market and the Company's peers and are linked to corporate and/or business unit performance. Equity incentives are positioned at the market median and are granted annually to all executives. Long-term incentive awards are linked to stockholder returns.

  •
  Specific Plan Formulations:  The Company's incentive plans are linked to specific award formulas (with discretion granted to the Compensation Committee to modify calculated awards as it deems appropriate), have payout ceilings in place and align with market practice.

  •
  Performance Metrics:  The Company's short-term incentive plans focus on EBITDA margin and operating income at both the corporate and regional business unit level and the long-term incentive plan focuses on the Company's efficient use of capital (ROC) and on stock price appreciation and performance relative to peers over the long-term. The Company's Chief Executive Officer thoroughly discusses corporate, business unit and individual performance with the Compensation Committee. Targeted pay levels are based upon peer, as well as industry, data.

  •
  Plan Governance:  In addition to the Compensation Committee, the executive officers, the finance department, the legal department, the human resources department and the business unit managers are involved in the establishment and oversight of the compensation plans.

  •
  Ownership Requirements:  The Company's stock ownership guidelines require executives to hold meaningful stock ownership, and the Corporate Governance Guidelines encourages non-employee directors to acquire and hold Company Common Stock with a threshold ownership of stock valued at $180,000, linking executives and non-employee directors' interests to the interests of stockholders.

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the last three completed fiscal years to the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated current executive officers as of December 31, 2014.

Summary Compensation Table—2012, 2013 and 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Randall S. Dearth,	2014	560,000	—	574,996	287,499	400,000	N/A	19,888	1,842,383
Chairman, President and	2013	511,250	—	514,993	257,498	436,000	N/A	28,245	1,747,986
Chief Executive Officer(6)	2012	222,708	—	265,655	235,000	40,000	N/A	6,250	769,613
Stevan R. Schott,	2014	322,500	—	164,992	82,499	137,979	N/A	15,450	723,420
Senior Vice President and	2013	295,000	—	150,009	75,001	159,000	N/A	15,238	694,248
Chief Financial Officer	2012	265,000	—	100,005	49,999	37,500	N/A	10,000	462,504
Robert P. O'Brien,	2014	378,325	—	209,613	104,800	169,427	77,608	15,450	955,223
Executive Vice President	2013	369,000	—	222,007	111,000	216,000	—	15,255	933,262
and Chief Operating	2012	356,667	—	197,999	98,998	45,000	118,327	10,000	826,991
Officer
Richard D. Rose,	2014	288,345	—	94,409	47,201	119,812	N/A	15,450	565,217
Senior Vice President,	2013	279,875	—	119,853	59,924	146,000	N/A	15,300	620,952
General Counsel and	2012	269,350	—	86,200	43,096	32,000	N/A	10,000	440,646
Secretary
James A. Coccagno,	2014	204,250	—	52,243	26,122	77,677	N/A	13,757	374,049
Vice President—	2013	174,100	—	19,007	19,001	77,000	N/A	10,644	299,752
Asia, Global Procurement	2012	40,000	—	0	0	2,400	N/A	—	42,400
and Strategic Initiatives(7)

(1)
The amounts included in this column reflect the aggregate grant date fair value of the time-vested restricted stock awards and performance-based restricted stock unit awards granted to each of the named executive officers in the fiscal years noted, calculated in accordance with ASC Topic 718. Please refer to Note 12, Note 11 and Note 11 to the Company's Consolidated Financial Statements in the Company's Form 10-K for 2012, 2013 and 2014, respectively, for the related assumptions pertaining to the Company's calculations. The values included in this column for the TSR performance stock awards for 2012, 2013 and 2014 reflect the payout of such awards at target. For the Return on Capital (ROC) awards, the fair value is expensed on a straight-line basis over the performance period when it is probable that the performance condition will be achieved. In the year of grant, no expense was recognized for the 2012, 2013 or 2014 ROC awards as it was not considered probable that the performance condition would be achieved. Assuming the achievement of the highest level of performance conditions for these performance-based awards, the value of the awards at the grant date would be as follows: Dearth: $1,150,002 for 2014, $1,027,586 for 2013, and $0 for 2012; Schott: $330,020 for 2014, $299,319 for 2013, and $200,019 for 2012; O'Brien: $419,212 for 2014, $442,979 for 2013, and $395,980 for 2012; Rose: $188,817 for 2014, $239,147 for 2013, and $172,394 for 2012; and Coccagno: $104,488 for 2014.

(2)
The amounts included in this column reflect the aggregate grant date fair value of option awards granted to each of the named executive officers in the fiscal years noted, calculated in accordance with ASC Topic 718. Please refer to Note 12, Note 11 and Note 11 to the Company's Consolidated Financial Statements in the Company's Form 10-K for 2012, 2013 and 2014, respectively, for the related assumptions pertaining to the Company's calculations.

(3)
The amounts included in this column relate to short-term cash incentive awards earned by the named executive officers in the fiscal years noted and paid under the Company's short-term incentive plan.

(4)
The change in pension value for Mr. O'Brien in 2013 was a decrease of $126,422.

(5)
Consists of other compensation paid to (i) Mr. Dearth, which includes 401k Company contributions of $15,450 in 2014, $15,500 in 2013 and $6,250 in 2012 and club dues of $4,480 in 2014 and $3,945 in 2013 and $9,000 in club initiation fees for 2013; (ii) Mr. Schott, which includes 401k Company contributions of $15,450 in 2014, $15,238 in 2013, and $10,000 in 2012; (iii) Mr. O'Brien, which includes 401k Company contributions of $15,450 in 2014, $15,255 in 2013, and $10,000 in 2012; (iv) Mr. Rose, which includes 401k Company contributions of $15,450 in 2014, $15,300 in 2013, and $10,000 in 2012; and (v) Mr. Coccagno, which includes 401(k) Company contributions of $13,757 in 2014 and $10,644 in 2013.

(6)
Mr. Dearth became President and Chief Executive Officer of the Company on August 1, 2012. The amount in the "Salary" column for Mr. Dearth in 2012 consists of his salary as President and Chief Executive Officer from August 1, 2012 through December 31, 2012 and $14,375 paid to him as Director's compensation, which was earned prior to his appointment as Chief Executive Officer. This amount is exclusive of $37,500 and $5,625 (which represented an unearned amount of the annual and Audit Committee Member retainers, respectively), which Mr. Dearth returned to the Company in July 2012, as a result of him becoming an employee Director. The amount in the "Stock Awards" column for Mr. Dearth for 2012 consists of (i) 4,283 shares of restricted stock awarded to him as a Director prior to him becoming President and Chief Executive Officer, and (ii) 15,000 shares of restricted stock granted to Mr. Dearth upon becoming President and Chief Executive Officer of the Company. Mr. Dearth holds an aggregate of 764 phantom stock units, which were granted to him while he was a non-employee Director.

(7)
Mr. Coccagno was hired on September 24, 2012.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2014.

Grants of Plan-Based Awards In 2014

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
											Grant Date Fair Value of Stock Options and Stock Awards ($)(5)
									All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randall Dearth	2/12/14	215,625	431,250	754,688	—	—	—	—	—	—	—
Randall Dearth	3/17/14	—	—	—	13,719	27,438	54,876	—	—	—	287,503
Randall Dearth	5/14/14	—	—	—	—	—	—	13,491	64,174	21.31	574,993
Stevan Schott	2/12/14	74,250	148,500	259,875	—	—	—	—	—	—	—
Stevan Schott	3/17/14	—	—	—	3,937	7,874	15,748	—	—	—	82,501
Stevan Schott	5/14/14	—	—	—	—	—	—	3,871	18,415	21.31	164,990
Robert O'Brien	2/12/14	95,275	190,550	333,463	—	—	—	—	—	—	—
Robert O'Brien	3/17/14	—	—	—	5,001	10,002	20,004	—	—	—	104,811
Robert O'Brien	5/14/14	—	—	—	—	—	—	4,918	23,393	21.31	209,604
Richard Rose	2/12/14	65,354	130,707	228,737	—	—	—	—	—	—	—
Richard Rose	3/17/14	—	—	—	2,253	4,505	9,010	—	—	—	47,208
Richard Rose	5/14/14	—	—	—	—	—	—	2,215	10,536	21.31	94,403
James Coccagno	2/12/14	41,800	83,600	146,300	—	—	—	—	—	—	—
James Coccagno	3/17/14	—	—	—	1,247	2,493	4,986	—	—	—	26,117
James Coccagno	5/14/14	—	—	—	—	—	—	1,226	5,831	21.31	52,249

(1)
The amounts reported in these columns reflect the short-term cash incentive awards that were granted to the named executive officers in 2014 under the Company's short-term incentive plan. The amounts presented in these columns reflect the amounts that could have been earned based upon the level of achievement specified for the underlying performance conditions. Actual short-term cash incentive awards earned for 2014 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
The amounts reported in these columns reflect the performance-based restricted stock unit awards that were granted to the named executive officers in 2014 under the Company's Amended and Restated 2008 Equity Incentive Plan. The amounts presented in these columns reflect the number of shares of our capital stock that could be earned over the course of the applicable performance period based upon the level of achievement specified with respect to the performance goals underlying such award.

(3)
This column reflects the number of shares of time-vested restricted stock that were granted to the named executive officers in 2014 under the Company's Amended and Restated 2008 Equity Incentive Plan.

(4)
These options were granted to the named executive officers in 2014 under the Company's Amended and Restated 2008 Equity Incentive Plan. The exercise price of the option awards was calculated based on the average of the high and low prices of the Company's Common Stock on the NYSE on the date of grant.

(5)
The full grant date fair value was computed in accordance with ASC Topic 718 for each of the awards included in this table. Please refer to Note 11 to the Company's Consolidated Financial Statements of its 2014 Form 10-K for the related assumptions pertaining to the Company's calculations in accordance with ASC Topic 718. The values included in this column for the TSR performance stock award for 2014 reflect the payout of such awards at target. For the Return on Capital (ROC) awards, the fair value is expensed on a straight-line basis over the performance period when it is probable that the performance condition will be achieved. No expense was recognized in 2014 for the ROC awards made in 2014 as it was not considered probable that the performance condition would be achieved.

  The following information relates to both the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above.

  The material terms related to the "Non-Equity Incentive Plan Compensation" set forth in the Summary Compensation Table and the "Estimated Future Payments Under Non-Equity Incentive Plan Awards" in the Grants of Plan-Based Awards Table are described in Compensation Discussion and Analysis under the heading "Performance-Based Short-Term Cash Incentive Compensation."

  The "Stock Awards" column in the Summary Compensation Table and the "All Other Stock Awards" column of the Grants of Plan-Based Awards Table contain information with respect to the time-vesting restricted stock granted to named executive officers in 2012, 2013 and 2014, as applicable. Grants of time-vesting restricted stock vest in equal increments over three years. Dividends which are paid on Common Stock of the Company are paid on the time-vesting restricted stock and held in escrow with the shares. Please see "Time-Vesting Restricted Stock" included in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the material terms of the time-vested restricted stock awards.

  The "Stock Awards" column of the Summary Compensation Table and the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns of the Grants of Plan-Based Awards Table contain information with respect to the restricted performance stock units granted by the Company to the named executive officers in 2012, 2013 and 2014, as applicable. Restricted performance stock units vest as described in Compensation Discussion and Analysis, under the heading "Restricted Performance Stock Units." These grants were made in units and not actual shares, and thus no dividends accrue on the units until the units vest and the shares are actually issued. Please see "Restricted Performance Stock Units" included in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the material terms of the performance vested restricted stock unit awards.

  The "Option Awards" column of the Summary Compensation Table and the "All Other Option Awards" column of the Grants of Plan-Based Awards Table contain information with respect to stock options that were granted to the named executive officers in 2012, 2013 and 2014, as applicable. Stock options vest in equal one-half increments over the two-year period following the grant. Stock options expire either seven or ten years following the date of the grant. Options are granted at fair market value upon the date of the grant. Please see "Stock Options" included in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the material terms of the option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards to the named executive officers as of December 31, 2014.

Outstanding Equity Awards At Fiscal Year End 2014

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Randall Dearth	—	64,174	(1)		21.31	05/14/21	39,917	829,475	27,093	562,993
	28,547	28,548	(2)	—	17.17	02/27/20
	50,000	—		—	13.71	08/01/19
	2,000	—		—	13.09	11/07/17
Stevan Schott	—	18,415	(1)	—	21.31	05/14/21	7,899	164,141	11,160	231,905
	8,315	8,315	(2)	—	17.17	02/27/20
	9,242	—		—	14.935	03/02/19
	6,180	—		—	13.89	03/01/18
Robert O'Brien	—	23,393	(1)	—	21.31	05/14/21	11,438	237,682	17,353	360,595
	12,306	12,306	(2)	—	17.17	02/27/20
	5,300	—		—	17.74	02/28/18
Richard Rose	—	10,536	(1)	—	21.31	05/14/21	5,504	114,373	8,233	171,082
	6,643	6,644	(2)	—	17.17	02/27/20
	4,966	—		—	14.935	03/02/19
	4,427	—		—	15.91	03/04/20
James Coccagno	—	5,831	(1)	—	21.31	05/14/21	1,964	40,812	1,247	25,913
	2,106	2,107	(2)	—	17.17	02/27/20

(1)
These option awards vest in two equal installments on May 14, 2015 and May 14, 2016.

(2)
These option awards vest on February 27, 2015.

(3)
The following shares vest for each on May 14, 2015, 2016, and 2017: Mr. Dearth 4,497, 4,497, and 4,497; Mr. Schott: 1,290, 1,291, and 1,290; Mr. O'Brien: 1,639, 1,640, and 1,639; Mr. Rose: 738, 739, and 738; Mr. Coccagno: 409, 408, and 409. The following shares vest for each on February 27, 2015 and 2016: Mr. Dearth 4,999 and 4,999; Mr. Schott: 1,456 and 1,456; Mr. O'Brien: 2,155 and 2,155; Mr. Rose: 1,163 and 1,164; Mr. Coccagno: 369 and 369. The following shares vest for each on March 2, 2015: Mr. Schott 1,116; Mr. O'Brien 2,210; Mr. Rose 962. On April 30, 2015, 1,428 shares vest for Mr. Dearth. On August 1, 2015, 15,000 shares vest for Mr. Dearth.

(4)
These values were calculated using the closing market price of the Company's Common Stock on December 31, 2014 of $20.78.

(5)
These units vest subject to the satisfaction of performance goals underlying such awards at the end of a three-year performance period as follows for December 31, 2015, 2016 and 2017, respectively: Mr. Dearth: 0, 13,373, and 13,720; Mr. Schott: 3,327, 3,895, and 3,938; Mr. O'Brien: 6,587, 5,765, and 5,001; Mr. Rose: 2,868, 3,112, and 2,253; Mr. Coccagno: 0, 0, and 1,247. The number of units reported in this column are based on achieving threshold performance goals with respect to such awards.

Option Exercises and Stock Vested in 2014

The following table sets forth certain information with respect to stock options exercised by, and stock awards vested for, named executive officers during 2014.

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Randall Dearth	—	—	7,596	$150,724
Stevan Schott	—	—	3,496	$69,766
Robert O'Brien	37,917	219,764	5,553	$110,873
Richard Rose	—	—	2,941	$58,713
James Coccagno	—	—	369	$7,284

(1)
These values represent the aggregate dollar amount realized upon exercise, calculated by multiplying the number of options that were exercised by the difference between the market price of the underlying shares at exercise and the exercise price of the options. At each named executive officer's option, upon vesting, shares may be sold to satisfy applicable United States tax withholding requirements.

(2)
These values represent the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date. At each named executive officer's option, upon vesting, shares may be withheld to satisfy applicable United States tax withholding requirements.

Pension Benefits

All persons, including named executive officers, who were salaried employees prior to July 1, 2005, and who are United States employees, are participants in the Calgon Carbon Corporation Retirement Plan for Salaried Employees (the "Pension Plan"), a defined benefit plan.

The Pension Plan provides for annual benefits following normal retirement at age sixty-five equal to 1.05% of the participant's final average compensation (highest five consecutive years in the ten-year period immediately preceding retirement or termination) multiplied by the participant's credited service (up to thirty-five years); plus 0.50% of the excess, if any, of the participant's final average compensation in excess of the participant's covered compensation (as defined in IRS regulations) multiplied by the participant's credited service (up to thirty-five years). In calculating Mr. O'Brien's benefit under the Pension Plan, prior service with Merck & Co. is included in the calculation of the gross pension benefit. The pension benefit payable to Mr. O'Brien from the Pension Plan is his gross pension benefit under the Pension Plan including prior service with Merck & Co., less the benefit payable from the Merck & Co. pension plan.

For purposes of the Pension Plan, "compensation" includes base compensation, special awards, commissions, bonuses and incentive pay.

The Pension Plan provides for early retirement, provided that the participant has attained the age of fifty-five and has completed at least fifteen years of continuous participation under the Pension Plan. Early retirement benefits are the retirement income that would be applicable at normal retirement, reduced by 0.25% for each month benefits begin prior to the participant's attainment of age sixty-two. Mr. O'Brien is the only named executive officer currently eligible for early retirement under the Pension Plan. Individuals who terminate employment prior to age fifty-five, but have fifteen years of continuous participation upon termination, are eligible to receive benefits under the Pension Plan as early as age fifty-five, but the benefit payable is actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available if the plan is sufficiently funded.

Effective January 1, 2006, active participants in the Pension Plan were permitted a one-time opportunity to elect whether future retirement benefits would continue to be earned under the Pension Plan, in which case a participant would continue to also receive a matching contribution of 25% of the first 4% of base pay contributed by the participant under the Company's Thrift/Savings Plan, a 401(k) defined contribution plan, or instead to elect to cease future accrual of benefits in the Pension Plan and to participate under the new retirement savings program of the Company's Thrift/Savings Plan. Effective January 1, 2007, all remaining Pension Plan participants were required to convert to the new retirement savings program for future accrual of retirement benefits (and no further benefits will accrue to them under the Pension Plan). Participants in the 401(k) plan receive a Company match of 50% on the first 6% of total pay contributed by the participant, plus a 3% fixed quarterly Company contribution (total 6% of total pay). An annual discretionary Company contribution (from 0% to 4% of total pay based on the performance of the Company) may be made at the discretion of the Board of Directors and vests to participants after two years of service.

The following table shows years of credited service and present value of accumulated benefit as of December 31, 2014 payable by the Company, and payments made by the Company during the last fiscal year for each named executive officer.

Pension Benefits as of December 31, 2014

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit (US$)	Payments During Last Fiscal Year ($)
Randall Dearth(2)	Not applicable	—	—	—
Stevan Schott(2)	Not applicable	—	—	—
Robert O'Brien(3)	Calgon Carbon Corporation Retirement Plan for Salaried Employees	33.00	$1,051,187	$0
Richard Rose(2)	Not applicable	—	—	—
James Coccagno(2)	Not applicable	—	—	—

(1)
For Mr. O'Brien, the credited service shown is the service used to calculate his frozen pension benefit. He continues to earn service for vesting and eligibility purposes as long as he is employed by the Company.

(2)
Messrs. Dearth, Schott, Rose, and Coccagno do not participate in the Calgon Carbon Corporation Retirement Plan for Salaried Employees because they were hired after July 1, 2005.

(3)
The calculation of present value of accumulated benefit assumes the following:
  •
  Retirement at age 62.
  •
  Interest rate of 4.10%.

    •
    Post retirement annuities based on RP 2014 Generational White Collar Mortality Projected to 2017.
    •
    Post retirement lump sums based on IRS Prescribed Mortality.
    •
    Percent electing lump sum: 80%.

Potential Payments Upon Termination or Change In Control

For 2014, each of the named executive officers of the Company had employment agreements with the Company. The agreements provided for a base salary, participation in bonus and other compensation programs as determined by the Company, indemnification against liabilities arising out of their service in certain capacities, and executive risk liability insurance coverage. The agreements generally provided for continued employment of the executives until termination by the Company with or without cause or voluntary termination by the named executive officer with or without good reason.

The tables below reflect the amount of compensation which would be paid to each of the named executive officers of the Company in the event of termination of such executive's employment.

The tables show the amount of compensation payable to each named executive officer upon termination by the Company for "cause" (as defined in the applicable employment agreement), voluntary termination by the executive without "good reason" (as defined in the applicable employment agreement, and generally including constructive termination), death, disability, retirement, involuntary termination by the Company without cause or voluntary termination by the executive for good reason, and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2014 and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive's separation from the Company.

Employment Agreement Terms

The following paragraphs summarize the general terms of the employment agreements that were in place for our named executive officers for 2014. Regardless of whether the termination of the named executive officer's employment is by the Company for cause or without cause, by the named executive officer with or without good reason, or due to death or disability, the executive is generally entitled to receive amounts earned during the term of his employment, including (i) base salary, vacation and other cash entitlements accrued through the date of termination, to be paid to the executive in a lump sum of cash on the next regularly scheduled payroll date that is at least ten (10) days from the date of termination (to the extent theretofore unpaid); (ii) to the extent permitted by the applicable deferred compensation plan and any elections filed by the executive under such plan, the amount of any compensation previously deferred by the executive, paid in a lump sum of cash on the next regularly scheduled payroll date that is at least ten (10) days from the date of termination (to the extent theretofore unpaid); and (iii) amounts that are vested benefits or that the executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement. Collectively, these are referred to as "Accrued Obligations."

In the case of a termination by the Company for cause, or a voluntary termination by the named executive officer without good reason, or death or disability of the executive, the executive (or his estate or beneficiaries in the case of death) would be entitled to no further compensation other than the Accrued Obligations.

In the case of an executive retiring, the executive would receive his Accrued Obligations. With respect to time-based restricted stock and restricted performance stock units, the executive would be vested in a prorated number of unvested restricted shares or units held by the executive at the date of retirement.

In the case of the termination of the employment of the named executive by the Company without cause or the resignation by the executive with good reason, the executive will be entitled to (i) the Accrued Obligations and (ii) (A) the executive's base salary, based upon the salary the executive earned at the time of his termination, payable for the Severance Period for said executive (where Messrs. Schott's, O'Brien's, Rose's and Coccagno's Severance Period is eighteen (18) months and Mr. Dearth's Severance Period is twenty-four (24) months), and (B) for Messrs. Schott, O'Brien, Rose and Coccagno, one and a half (1.5) times the Bonus Amount (defined below) and, for Mr. Dearth, two (2) times the Bonus Amount (defined below), all of which is payable in a lump sum upon the date, which is the first day following the six (6) month anniversary of the date of termination. In addition, the executive's applicable health and welfare benefits will be continued for a period equal to the Severance Period or, if shorter, until the executive is reemployed and provided at least equivalent benefits by his next employer. The executive will not receive any additional stock or option grants. With respect to all equity plans of the Company, no further vesting will occur. The "Bonus Amount" is the current "target" amount of any cash bonus or short-term cash incentive plan in effect for the year of termination.

Additional Benefits Upon Termination

In addition to the benefits discussed above, each named executive officer has certain entitlements with respect to the various forms of equity awards that such executive may have earned over the course of his employment.

If the employment of the named executive officer (who may not be a Disabled Participant, as defined in the Amended and Restated 2008 Equity Incentive Plan) is voluntarily terminated with the consent of the Company, any then-outstanding incentive stock option held by such executive shall be exercisable by the executive (but only to the extent exercisable by the executive immediately prior to the termination of employment) at any time prior to the expiration date of such incentive stock option or within three months after the date of termination of employment, whichever is the shorter period.

If the employment of the executive (who may not be a Disabled Participant, as defined in the Amended and Restated 2008 Equity Incentive Plan) is voluntarily terminated with the consent of the Company, any then-outstanding nonstatutory stock option or stock appreciation right held by such executive shall be exercisable by the executive (but only to the extent exercisable by the executive immediately prior to the termination of employment) at any time prior to the expiration date of such nonstatutory stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period.

If the executive is a Disabled Participant (as defined in the Amended and Restated 2008 Equity Incentive Plan) and his employment is voluntarily terminated with the consent of the Company, or the executive retires at normal retirement age under any retirement plan of the Company, any then-outstanding stock option or stock appreciation right held by such executive shall be exercisable in full (whether or not so exercisable by the executive immediately prior to the termination of employment) by the executive at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of termination of employment, whichever is the shorter period.

If an executive's employment is terminated by reason of the executive's death, the executive's estate will be permitted to exercise any outstanding stock options or stock appreciation rights held by such executive (whether or not exercisable on the date of death) at any time prior to the expiration date of such stock option or stock appreciation right or within one year after the date of death, whichever is the shorter period.

Generally, if the employment of an executive terminates for any reason other than voluntary termination with the consent of the Company, retirement under any retirement plan of the Company or death, all outstanding stock options and stock appreciation rights held by the executive at the time of such termination of employment shall automatically terminate. Whether termination is a voluntary termination with the consent of the Company and whether retirement is at a normal age is determined as provided in the Company's Amended and Restated 2008 Equity Incentive Plan.

All restrictions on such executive's time-based restricted stock will lapse and, with respect to restricted performance stock units granted to executives in 2012, 2013 and 2014, if the performance conditions contained in the agreement granting such restricted performance stock units are met after such executive's death, the executive's estate would be entitled to receive a number of shares equal to the total share units granted under the agreement, multiplied by the number of full months such executive was employed from January 1 in the year of the grant until the death of the executive, divided by thirty-six.

In the case of disability of an executive in accordance with the definition contained in the executive's employment agreement, in addition to the Accrued Obligations, the executive's estate would be entitled to receive a number of shares related to restricted performance stock units using the same calculation as would be used in the case of the executive's death. There would be no acceleration of vesting of stock options or time-based restricted stock in the case of disability.

Payments Upon Change of Control

If, after a Change of Control, as defined in the executive's employment agreement, an executive's employment is terminated by the Company (other than termination by the Company for cause or by reason of death or disability and subject to certain time limitations) or the executive terminates his employment in certain circumstances which constitute good reason (as defined in the employment agreements and subject to certain time limitations) the executive will be entitled to the following benefits: In lieu of the normal severance benefits described above, the executive will be entitled to a lump sum equal to: (i) two (2) years (three (3) years for the Chief Executive Officer) of the executive's base salary; plus (ii) two (2) times (three (3) times for the Chief Executive Officer) the Bonus Amount as defined above; and (iii) the matching contributions that would have been credited to the executive under the Company's 401(k) plan for the two (2) years (three (3) years for the Chief Executive Officer) following the effective date of termination of the executive's employment. No executive is entitled to a benefit if he terminates his employment other than for "good reason" during a period of ninety (90) days after the first anniversary of the Change of Control.

After a Change of Control, the executive will also be entitled to exercise all stock options and stock appreciation rights and be fully vested in all restricted stock, stock units, and similar stock-based or incentive awards previously granted to the executive regardless of any deferred vesting or deferred exercise provisions of such arrangements.

Material Conditions to Receipt of Payments or Benefits

In order to receive the benefits described above, the named executive officers agree in the employment agreements to be bound by standard provisions concerning use of confidential information and non-compete provisions after termination of employment. In particular, the executive agrees that he will not compete with the Company during the period in which he is receiving severance or for a period of two (2) years after the termination of employment, whichever is longer. The named executive officers further agree that all confidential information, as specified in such officers' respective employment agreements, shall be kept secret and shall not be disclosed or made available to anyone outside of the Company at any time, either during his employment with the Company, or subsequent to termination thereof for any reason.

Randall Dearth

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for Randall Dearth.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$1,982,500	$2,973,750
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$103,058	$103,058	$103,058	—	$103,058
Time-Based Restricted Stock(2)	—	—	$829,475	—	$571,008	—	$829,475
Performance-Based Restricted Stock Units(2)	—	—	$554,942	$554,942	$554,942	—	$1,125,902
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$46,800
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$32,590	$48,882
Life Insurance(4)	—	—	$560,000	—	—	$2,622	$3,933

Total	$0	$0	$2,047,475	$658,000	$1,229,008	$2,017,712	$5,131,800

(1)
Reflects the excess of the fair market value of the underlying shares as of December 31, 2014 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)
Reflects the fair market value as of December 31, 2014 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)
The value shown for the Savings Plan Enhancement equals a 3% company match, and 3% automatic contribution for 36 months. All Savings Plan Enhancement calculations are based on earnings up to the 2014 IRS Code Section 401(a)(17) pay limit of $260,000.

(4)
In the case of "death," consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Stevan Schott

The following table shows the potential payments upon termination of employment prior to and after a Change of Control of the Company for Stevan Schott.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$706,500	$942,000
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$30,017	$30,017	$30,017	—	$30,017
Time-Based Restricted Stock(2)	—	—	$164,141	—	$89,673	—	$164,141
Performance-Based Restricted Stock Units(2)	—	—	$299,104	$299,104	$299,104	—	$721,149
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$31,200
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$24,441	$32,588
Life Insurance(4)	—	—	$322,500	—	—	$1,026	$1,368

Total	$0	$0	$815,762	$329,121	$418,794	$731,967	$1,922,463

(1)
Reflects the excess of the fair market value of the underlying shares as of December 31, 2014 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)
Reflects the fair market value as of December 31, 2014 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)
The value shown for the Savings Plan Enhancement equals a 3% company match, and 3% automatic contribution for 24 months. All Savings Plan Enhancement calculations are based on earnings up to the 2014 IRS Code Section 401(a)(17) pay limit of $260,000.

(4)
In the case of "death," consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Robert O'Brien

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for Robert O'Brien.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$853,312	$1,137,750
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$44,425	$44,425	$44,425	—	$44,425
Time-Based Restricted Stock(2)	—	—	$237,682	—	$138,759	—	$237,682
Performance-Based Restricted Stock Units(2)	—	—	$500,441	$500,441	$500,441	—	$721,149
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$31,200
Pension Plan(4)	$1,002,281	$1,002,281	$457,090	$979,612	$1,002,281	$1,002,281	$1,002,281
Health and Welfare Benefits	—	—	—	—	—	$20,664	$27,552
Life Insurance(5)	—	—	$378,325	—	—	$1,266	$1,688

Total	$1,002,281	$1,002,281	$1,617,963	$1,524,478	$1,685,906	$1,877,523	$3,203,727

(1)
Reflects the excess of the fair market value of the underlying shares as of December 31, 2014 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)
Reflects the fair market value as of December 31, 2014 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)
The value shown for the Savings Plan Enhancement equals a 3% company match, and 3% automatic contribution for 24 months. All Savings Plan Enhancement calculations are based on earnings up to the 2014 IRS Code Section 401(a)(17) pay limit of $260,000.

(4)
The present value calculated for the Pension Plan was determined using the following assumptions:

•
Estimated lump sums based on required mortality specified in Revenue Ruling 2008-85 for 2014 distributions and segment rates of 1.19%, 4.53%, and 5.66%.

•
Immediate lump sum payment was assumed. The appropriate early retirement deductions were applied in the calculation of the estimated lump sum payment.

•
The monthly accrued benefit as of December 31, 2014 is the amount payable at age 65 as a single life annuity.

•
For the disability scenario, it is assumed that Mr. O'Brien will continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•
Mr. O'Brien is assumed to be married with a spouse of the same age.

•
Death benefits are assumed paid to his surviving spouse and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(5)
In the case of "death," consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Richard Rose

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for Richard Rose.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$628,578	$838,104
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$23,985	$23,985	$23,985	—	$23,985
Time-Based Restricted Stock(2)	—	—	$114,373	—	$67,094	—	$114,373
Performance-Based Restricted Stock Units(2)	—	—	$235,427	$235,427	$235,427	—	$342,122
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$31,200
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$23,694	$31,592
Life Insurance(4)	—	—	$288,345	—	—	$965	$1,286

Total	$0	$0	$662,130	$259,412	$326,506	$653,237	$1,382,662

(1)
Reflects the excess of the fair market value of the underlying shares as of December 31, 2014 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)
Reflects the fair market value as of December 31, 2014 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)
The value shown for the Savings Plan Enhancement equals a 3% company match, and 3% automatic contribution for 24 months. All Savings Plan Enhancement calculations are based on earnings up to the 2014 IRS Code Section 401(a)(17) pay limit of $260,000.

(4)
In the case of "death," consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

James Coccagno

The following table shows the potential payments upon termination of employment prior to and after Change of Control of the Company for James Coccagno.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Involuntary Not for Cause or Employee for Good Reason Termination (After Change of Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	—	—	—	$431,775	$575,700
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	$7,606	$7,606	$7,606	—	$7,606
Time-Based Restricted Stock(2)	—	—	$40,812	—	$18,529	—	$40,812
Performance-Based Restricted Stock Units(2)	—	—	$17,095	$17,095	$17,095	—	$51,805
Other Benefits
Savings Plan Enhancement(3)	—	—	—	—	—	—	$31,200
Pension Plan	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$23,694	$31,592
Life Insurance(4)	—	—	$204,250	—	—	$650	$866

Total	$0	$0	$269,763	$24,701	$43,230	$456,119	$739,581

(1)
Reflects the excess of the fair market value of the underlying shares as of December 31, 2014 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)
Reflects the fair market value as of December 31, 2014 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)
The value shown for the Savings Plan Enhancement equals a 3% company match, and 3% automatic contribution for 24 months. All Savings Plan Enhancement calculations are based on earnings up to the 2014 IRS Code Section 401(a)(17) pay limit of $260,000.

(4)
In the case of "death," consists of life insurance proceeds and in all other cases, consists of additional premiums paid after termination of employment.

Compensation of Directors

Governance Committee Oversight.    The Board has assigned the oversight of Director compensation to the Governance Committee, which is comprised of three independent Directors. The Governance Committee from time to time reviews and makes decisions regarding the compensation program for the non-employee Directors of the Company. The Governance Committee's function is to review and make recommendations to the Board as a whole concerning the compensation to be paid to non-employee Directors. In performing its functions, the Governance Committee may consult with the Compensation Committee with regard to issues of common interest. The Governance Committee has also used the independent compensation consultant which is used by the Compensation Committee in order to examine Director compensation.

Board and Committee Fees.    In 2014, each non-employee Director received a restricted stock grant with a grant date value of $65,000 and retainer fees, as detailed below, for services as a member of the Board and any committee of the Board. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $60,000 for Board service. The retainer fees are payable in cash or Common Stock of the Company as described below. The Lead Director received $25,000. The Chairperson of the Governance Committee received a retainer of $5,000, the Chairperson of the Compensation Committee received a retainer of $10,000 and the Chairperson of the Audit Committee received a retainer of $15,000. The members of the Audit Committee each receive an additional retainer of $7,500. No meeting fees are paid to Directors.

Amended and Restated 2008 Equity Incentive Plan.    As indicated above, following the 2014 Annual Meeting of Stockholders, non-employee Directors were awarded a grant of restricted stock under the Company's Amended and Restated 2008 Equity Incentive Plan, with a grant date value of $65,000. Such shares will vest in equal annual increments over a three-year period.

1999 Phantom Stock Plan.    Prior to 2008, the 1999 Phantom Stock Plan provided each non-employee Director with phantom stock. No actual stock of the Company is issued under this plan. Instead, each Director was credited on the day following the Annual Meeting of Stockholders, in an account maintained for the purpose, with the fair market value of shares of the Company's Common Stock equal to the cash amount of the award. Directors are also credited with the fair market value of shares equal to the amount of the cash dividends which would have been paid if the phantom stock were actual Common Stock. As the actual fair market value of the Company's Common Stock changes, the credited value of the Director's phantom stock will change accordingly. When the Director leaves the Board for any reason, including death or disability, the Director will be entitled to be paid, in cash, the entire amount then credited in the account. Since the adoption of the 2008 Equity Incentive Plan, no awards have been granted under the 1999 Phantom Stock Plan.

1997 Directors' Fee Plan.    The 1997 Directors' Fee Plan provides Directors with payment alternatives for retainer fees payable as a member of the Board or as the Chairperson of any committee. Pursuant to the plan, Directors are permitted to receive their retainer fees that are otherwise intended to be paid in cash in a current payment of cash or in a current payment of shares of Common Stock of the Company based upon the fair market value of the Common Stock upon the date of payment of the fee, or to defer payment of the retainer fees for subsequent payment of shares of Common Stock pursuant to a stock deferral election. Payment of Common Stock placed in a deferred stock account will be made in the calendar year following the calendar year during which a Director ceases to be a Director of the Company, including by reason of death or disability.

1993 Non-Employee Directors' Stock Option Plan.    Prior to 2008, the 1993 Non-Employee Directors' Stock Option Plan, as amended, provided for an annual grant of option shares on the day following the Annual

Meeting of Stockholders. All options under such plan are vested. Since the adoption of the 2008 Equity Incentive Plan, no awards have been granted under the 1993 Non-Employee Directors' Stock Option Plan.

The following table sets forth information with respect to Director compensation during 2014.

Director Compensation In 2014

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Rich Alexander	70,000	65,000	—	—	—	—	135,000
William Lyons	75,000	65,000	—	—	—	—	140,000
Louis Massimo	60,000	65,000	—	—	—	—	125,000
William Newlin	60,000	65,000	—	—	—	—	125,000
John Paro	67,500	65,000	—	—	—	—	132,500
Julie Roberts	65,000	65,000	—	—	—	—	130,000
Timothy Rupert	85,000	65,000	—	—	—	—	150,000
Donald Templin	67,500	65,000	—	—	—	—	132,500
Seth Schofield(4)	0	0	—	—	—	—	0

(1)
Includes the retainer amount of $60,000 and additional retainers paid to the Chairman, Audit Committee Members and Committee Chairpersons, as described above.

(2)
The following represents the aggregate phantom stock units held by each non-employee Director as of December 31, 2014: Mr. Newlin 3,897; Ms. Roberts 9,048; and Mr. Rupert 3,897. The following represents the aggregate restricted stock held by each non-employee Director as of December 31, 2014: Mr. Alexander 7,329; Mr. Lyons 7,329; Mr. Massimo 5,901; Mr. Newlin 7,329; Mr. Paro 5,122; Ms. Roberts 7,329; Mr. Rupert 7,329; and Mr. Templin 5,901. Please refer to Note 11 to the Company's Consolidated Financial Statements of its 2014 Form 10-K for the related assumptions pertaining to the Company's calculations in accordance with ASC Topic 718.

(3)
As of December 31, 2014, the aggregate stock options held by each non-employee Director was: Mr. Newlin 16,051; Ms. Roberts 13,295; and Mr. Rupert 13,295.

(4)
Mr. Schofield's term as Director expired at the 2014 Annual Meeting of Stockholders and he did not stand for re-election. He received cash equal to the fair market value of 10,669.04 phantom stock units which were received during his tenure as a director. Also, Mr. Schofield's unvested restricted stock immediately vested upon his retirement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The charter of the Audit Committee was adopted by the Board effective February 6, 2003 (as amended through December 12, 2014) and is reviewed annually by the Audit Committee. The Audit Committee's mission is to be the principal means by which the Board oversees management's preparation and public disclosure of financial information about the Company. The objective is to make available to the public financial statements and other financial information that is of high quality, accurate, complete, timely, fairly presented, and complying with all applicable laws and accounting standards.

In overseeing the audit process for the year 2014, the Audit Committee obtained from Deloitte & Touche LLP, the Company's independent registered public accounting firm, the written disclosures and their letter required by Rule 3526 of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm communications with the Audit Committee concerning independence and describing all relationships between the independent registered public accounting firm and the Company that might, in their opinion, bear on their independence. In that letter Deloitte & Touche LLP stated that in their judgment they are, in fact, independent. The Audit Committee discussed with the independent registered public accounting firm the contents of that letter and concurred in the judgment of independence.

The Audit Committee reviewed with the independent registered public accounting firm their audit plan, audit scope and identification of audit risks. Subsequently, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2014, first with both management and the independent auditors, and then with the auditors alone. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Auditing Standards No. 16, Communications with Audit Committees, as adopted by the PCAOB, including the adoption of, or changes to, the Company's significant internal controls and accounting principles and procedures as suggested by the independent registered public accounting firm, internal audit and management and any management letters provided by the independent registered public accounting firm and the response to those letters. This discussion covered the quality, not just the acceptability, of the Company's financial reporting practices and the completeness and clarity of the related financial disclosures. The Audit Committee also received and discussed, with and without management present, all communications from Deloitte & Touche LLP required by generally accepted auditing standards, including those described in the standards of the PCAOB.

Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC, and be included in the Company's annual report to stockholders for the year ended December 31, 2014.

In periodic meetings with the Company's financial management and the independent registered public accounting firm, the Audit Committee discussed and approved quarterly interim financial information prior to its release to the public. The Audit Committee also performed the other functions required of it by its charter.

Management is responsible for the Company's financial reporting process including its systems of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with United States Generally Accepted Accounting Principles and also on the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and review these processes. It is not our duty or our responsibility to plan or conduct audits or manage the system of internal controls of the Company. Therefore, we have relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinions of the independent registered public accounting firm included in its reports on the Company's financial statements.

  WILLIAM J. LYONS, CHAIRPERSON
  JOHN J. PARO
  DONALD C. TEMPLIN

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM (Proposal 2)

The Audit Committee has appointed Deloitte & Touche LLP as its independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for 2015. Deloitte & Touche LLP audited the financial statements of the Company and its subsidiaries in 2014.

The Board recommends a vote for the ratification of the appointment of Deloitte & Touche LLP and unless otherwise directed therein, the proxies solicited by the Board will be voted "FOR" the ratification of the appointment of Deloitte & Touche LLP. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider such vote in its decision to appoint an independent registered public accounting firm for 2015.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Certain Fees

The following is a summary of fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively "Deloitte") for professional services rendered for the fiscal years ended December 31, 2014 and December 31, 2013.

	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 31, 2013
Audit Fees	$1,283,118	$1,144,848
Audit-Related Fees	12,100	9,427
Tax Fees	—	—
All Other Fees	5,000	5,000
Total	$1,300,218	$1,159,275

Audit Fees

Consist of fees related to professional services rendered for the integrated audit of the Company's consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consist of fees billed which were related to the audit of certain local compliance reporting for the Company's Catlettsburg, Kentucky facility as well as fees for the review of the Company's Form S-8 and comment letter received from the U.S. Securities and Exchange Commission during the fiscal year ended December 31, 2014. Consist of fees billed for the audit of certain local compliance reporting for the Company's Catlettsburg, Kentucky facility as well as fees for the audit of certain local compliance reports for the Company's Belgian branch during the fiscal year ended December 31, 2013 which are converted from Euros to U.S. Dollars at the average annual exchange rate for 2013.

Tax Fees

Deloitte did not perform any tax services for the Company during the fiscal years ended December 31, 2014 or December 31, 2013.

All Other Fees

Consist of fees billed for the Company's subscription to Deloitte's accounting research tool during the fiscal years ended December 31, 2014 and December 31, 2013.

Policy for Approval of Audit and Non-Audit Fees

In accordance with the Sarbanes-Oxley Act, the Audit Committee pre-approved all (100%) of the audit and non-audit related services provided by the Company's independent registered public accounting firm. In order to deal with the pre-approval process in the most efficient manner, the Audit Committee will employ pre-approval policies in 2015 that comply with applicable SEC regulations. The Audit Committee may delegate the pre-approval to one of its members, provided that if such delegation is made, the full Audit Committee at the next regularly scheduled meeting shall be presented with any pre-approval decision made by that member. The Chairperson of the Audit Committee has been delegated the authority to pre-approve work on behalf of the entire committee. A summary of all non-audit related spending is provided to the Audit Committee on a quarterly basis.

The Audit Committee believes that the provision of the above services by Deloitte is compatible with maintaining Deloitte's independence.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the "Executive and Director Compensation" section of this Proxy Statement. We are providing this vote as required by Section 14A of the Exchange Act. Currently, this vote will occur on an annual basis.

We believe that our Compensation Discussion and Analysis and other compensation disclosures included in this Proxy Statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with our "Pay for Performance" philosophy and related policies and practices. We also believe that the Company's compensation programs effectively align the interests of our named executive officers with those of our stockholders by tying a significant portion of our named executive officers' compensation to the Company's performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company's long-term success.

Accordingly, for the reasons discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we are asking our stockholders to vote "FOR" the adoption of the following resolution:

"RESOLVED, that the compensation paid to the named executive officers of Calgon Carbon Corporation ("CCC"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in CCC's Proxy Statement for the 2015 Annual Meeting of Stockholders under the heading entitled 'Executive and Director Compensation', is hereby approved."

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee.

 CORPORATE GOVERNANCE

Access to Directors

The stockholders of the Company and other interested parties may communicate directly in writing to the Board by sending such communication to the Board or a particular Director in care of Richard D. Rose, Senior Vice President, General Counsel and Secretary, at the Company's principal office. At present, such communications (other than advertisements, solicitations or other matters unrelated to the Company) will be directly forwarded to the Board or such particular Director, as applicable. The stockholders of the Company may communicate in writing to the Chairman of the Board in the manner described above.

Related Party Transaction Policy

The Company has adopted a written policy with respect to related party transactions. In general, officers and directors must report all "related party transactions" to the General Counsel. A "related party transaction" is a transaction that would require disclosure under applicable SEC rules or the NYSE rules of director independence. The policy provides that any "related party transaction" must be pre-approved or ratified by the Board, the Governance Committee or the stockholders of the Company entitled to vote thereon. The policy and applicable SEC rules also require that any related party transaction be disclosed in the Company's applicable securities filings, including the Proxy Statement.

Transactions with Related Persons

From time to time, the Company has entered into, and may in the future enter into, transactions in the ordinary course of business that fall within the definition of related party transactions.

In 2014, the Company made sales in an aggregate amount of $2,946,439 to Marathon Petroleum Corporation (where Mr. Templin serves as Senior Vice President and Chief Financial Officer) and its affiliates.

Corporate Governance Documents

A copy of the current charters of the committees of the Board, the Code of Business Conduct and Ethics (which applies to Directors, officers and employees of the Company), the Supplement to the Code of Business Conduct and Ethics (which applies to the chief executive and chief financial officers of the Company), the Director Orientation and Continuing Education Policy and the Corporate Governance Guidelines are available to stockholders at the Company's website (www.calgoncarbon.com), and are also available in print to any stockholder who requests a copy by contacting Richard D. Rose, Senior Vice President, General Counsel and Secretary, at the Company's principal office. The Company intends to disclose any amendment to, or waiver from, a provision of the Company's Code of Business Conduct and Ethics or Supplement to the Code of Business Conduct and Ethics on the Company's website within four business days following the date of the amendment or waiver.

Compensation Committee Interlocks and Insider Participation

From January 1, 2014 to May 1, 2014, our Compensation Committee consisted of Messrs. Rupert (Chairperson), Alexander and Massimo, and Ms. Roberts. From May 1, 2014 to December 31, 2014, our Compensation Committee consisted of Messrs. Alexander (Chairperson), and Massimo, and Ms. Roberts. None of the current members of the Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, Directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms 3, 4, and 5 furnished to the Company during or with respect to 2014, or written representations from certain reporting persons that no Forms 5 were required, we believe that all Section 16(a) filing requirements applicable to our officers and Directors and ten-percent beneficial owners were complied with during 2014, except as follows: (i) a Form 4 with respect to the award of time vested restricted stock was filed late due to an administrative error for each of J. Rich Alexander, William R. Lyons, Louis S. Massimo, William R. Newlin, Julie S. Roberts, Timothy G. Rupert, John J. Paro and Donald C. Templin. In addition, a Form 4 with respect to the sale of shares to pay taxes upon vesting of time vested restricted stock was filed late due to an administrative error for J. Coccagno in March 2015.

VOTE REQUIRED

The three nominees for election as Directors at the Annual Meeting who receive the greatest number of votes cast for the election of Directors by the holders of the Company's Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become Directors at the conclusion of the tabulation of votes; provided, however, that each nominee receives more "for" votes than "withhold" votes. Please see "Director Resignation Policy" included on page 8 of this Proxy Statement for additional information regarding our Director Resignation Policy. Broker non-votes are counted in determining whether a quorum is present for the Annual Meeting, but are not considered in the vote itself.

The proposal to ratify the independent registered public accounting firm will be adopted if a majority of the votes cast with respect to this matter are cast in favor of this proposal. Because under applicable law, abstentions are not counted as "votes cast," they will not be included in calculating the number of votes necessary for approval of this matter.

The advisory vote regarding the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act, and the Exchange Act, will be approved if a majority of the votes cast with respect to this matter are cast in favor of this proposal. Abstentions and broker non-votes will not be included in calculating the number of votes necessary for approval of this matter.

If a stockholder holds shares beneficially in street name and does not provide the stockholder's broker with voting instructions with respect to such shares on a matter that is considered a "non-routine" proposal (such as the vote to elect directors or the advisory vote to approve the compensation paid to our named executive officers), such shares may not be voted by the broker on these matters, resulting in "broker non-votes." Brokers may vote their clients' shares on matters that are considered "routine" proposals, such as the ratification of the independent registered public accounting firm. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted as votes cast on any particular matter.

OTHER BUSINESS

The Board does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

 STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 2016 Annual Meeting of Stockholders and to include such proposal in the Company's Proxy Statement, the proposal must be received by the Secretary of the Company by November 20, 2015 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 2016 Annual Meeting. The 2016 Annual Meeting is expected to be held on or about May 3, 2016. Any stockholder proposal received by the Secretary of the Company outside such notice period will be considered untimely under Rule 14a-4(c)(1) promulgated by the SEC under the Exchange Act.

Section 1.08 of the by-laws of the Company requires that any stockholder intending to present a proposal for action at an Annual Meeting (without including such proposal in the Company's Proxy Statement) must give written notice of the proposal, containing the information specified in such Section 1.08, so that it is received by the Company within the notice period determined under such Section 1.08. For the 2015 Annual Meeting of Stockholders, any notice must be received between November 20, 2015 and January 19, 2016. Please see "Procedures for Submitting Stockholder Nominees for the Board of Directors" included in this Proxy Statement for additional information regarding the requirements for submitting stockholder nominees and our by-laws.

2014 ANNUAL REPORT ON FORM 10-K

A stockholder may obtain a copy of the Company's 2014 Annual Report on Form 10-K, including the financial statements and the financial statement schedules, free of charge by writing to the Investor Relations Department, Calgon Carbon Corporation, 3000 GSK Drive, Moon Township, Pennsylvania 15108. A copy of any exhibits thereto will only be provided upon payment of a reasonable charge limited to our cost of providing such exhibits.

www.investorvote.com/CAC Step 1: Go to www.investorvote.com/CAC. Step 2: Click on the icon on the right to view current meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Vote by Internet • Go to www.investorvote.com/CAC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Stockholder Meeting Notice 01ZQHE + + Important Notice Regarding the Availability of Proxy Materials for the Calgon Carbon Corporation Stockholder Meeting to be Held on May 5, 2015 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before 10 days before the meeting to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION 1234 5678 9012 345 NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

Directions to the Calgon Carbon Corporation 2015 annual meeting are available on Calgon Carbon Corporation’s website which can be viewed at www.calgoncarbon.com/ForInvestors Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.investorvote.com/CAC. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Calgon Carbon Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by 10 days before the meeting. Directions to the Calgon Carbon Corporation 2015 Annual Meeting . Stockholder Meeting Notice Calgon Carbon Corporation Annual Meeting of Stockholders will be held on May 5, 2015 at the Company’s office, 3000 GSK Drive, Moon Township, Pennsylvania, at 1:00 p.m. Eastern Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3: 1. Election of Directors. 2. Ratify selection of Auditors. 3. Advisory vote on executive compensation. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 01ZQHE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01ZP0E 3 2 C V + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears on this card. If stock is registered in the names of two or more joint owners or trustees, each joint owner or trustee should sign this proxy. When signing as an executor, administrator, trustee, guardian, agent or attorney, please give your full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote “FOR” each director nominee and “FOR” proposals 2 and 3. For Against Abstain 2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for 2015. For Against Abstain 3. Approval, on an advisory basis, of the compensation of the named executive officers of Calgon Carbon Corporation as described under the heading entitled “Executive and Director Compensation” in the Proxy Statement for the 2015 Annual Meeting of Stockholders. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - Julie S. Roberts 02 - William J. Lyons 03 - William R. Newlin 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 2 3 8 4 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, on May 4, 2015. Vote by Internet • Go to www.investorvote.com/CAC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. REVOCABLE PROXY — CALGON CARBON CORPORATION ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2015 1:00 P.M. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Randall S. Dearth and Richard D. Rose, or either of them, are hereby appointed, for the undersigned, with full power of substitution, to vote all the shares of Common Stock of Calgon Carbon Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company scheduled for May 5, 2015 at 1:00 P.M. at the Company’s office, 3000 GSK Drive, Moon Township, Pennsylvania 15108, and at any adjournment thereof, as directed on the reverse side and, in their discretion on any matters which may properly come before the meeting. This proxy will be voted as directed or if no direction is provided, the shares represented by this proxy will be voted FOR all of the nominees listed in proposal 1 and FOR proposals 2 and 3. This proxy will be voted in accordance with instructions specified above, but in the absence of any instructions will be voted “FOR” each director nominee and “FOR” proposals 2 and 3 stated above. If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q